Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on March 18, 2016

Registration No. 333-208704

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No. 4
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	47-0899439 (I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, California 92618
(949) 753-0624
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mark McDonough
Chief Executive Officer
CombiMatrix Corporation
310 Goddard, Suite 150
Irvine, California 92618
(949) 753-0624
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Parker A. Schweich, Esq. Dorsey & Whitney LLP 600 Anton Blvd., Suite 2000 Costa Mesa, CA 92626 Telephone: (714) 800-1400 Facsimile: (714) 800-1499	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: (212) 326-0820 Facsimile: (212) 798-6319

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

            If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of "large accelerated filer," "accelerated filed," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

8,000 Units consisting of:

(i) 8,000 shares of Series F Convertible Preferred Stock, $0.001 par value	$8,000,000	$805.60

(ii) 2,209,944 Warrants to purchase up to 2,209,944 shares of Common Stock(2)(5)	$—	$—

2,209,944 shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock(3)(4)(5)	$—	$—

2,209,944 shares of Common Stock issuable upon exercise of Warrants to purchase Common Stock(3)(4)	$10,674,029.52	$1,074.88

Total	$18,674,029.52	$1,880.48(6)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
No registration fee required pursuant to Rule 457(g) under the Securities Act.

(3)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)
We have calculated the securities included in this registration statement by assuming that each share of Series F Convertible Preferred Stock is convertible into 276.243 shares of Common Stock at an assumed conversion price of $3.62 per share of Common Stock, which is 75% of the consolidated closing bid price of our Common Stock on The NASDAQ Capital Market on March 17, 2016 of $4.83 per share, and that each Warrant is exercisable for one share of Common Stock at an assumed exercise price per share of $4.83, which is 100% of the consolidated closing bid price of our Common Stock on The NASDAQ Capital Market on March 17, 2016.

(5)
No additional consideration is payable upon conversion of the Series F Convertible Preferred Stock or upon issuance of the Warrants.

(6)
$1,776.02 was previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 18, 2016

8,000 Shares of Series F Convertible Preferred Stock
(and 2,209,944 Shares of Common Stock Underlying the Series F
Convertible Preferred Stock)
2,209,944 Warrants to Purchase up to 2,209,944 Shares of Common Stock
(and 2,209,944 Shares of Common Stock Issuable Upon Exercise of Warrants)

         We are offering 8,000 units to purchasers in this offering, with each unit consisting of (1) one share of Series F convertible preferred stock, or Series F preferred stock, which is convertible into that number of shares of our common stock equal to 1,000 divided by the conversion price of the Series F preferred stock and (2) 276.243 warrants each exercisable for one share of our common stock, which number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the conversion price, at an exercise price per share equal to $          , which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. This prospectus also covers up to 2,209,944 shares of common stock issuable upon conversion of the Series F preferred stock and up to 2,209,944 shares of common stock issuable upon exercise of the warrants.

         The units will be sold for a purchase price equal to $1,000 per unit. Units will not be issued or certificated. The shares of Series F preferred stock and the warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series F preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price per share equal to $          , which is 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. Subject to certain ownership limitations, the warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance.

         For a more detailed description of the Series F preferred stock, see the section entitled "Description of Capital Stock—Series F Preferred Stock" beginning on page 46. For a more detailed description of the warrants, see the section entitled "Description of Securities We Are Offering—Warrants to Purchase Common Stock" beginning on page 54 of this prospectus. For a more detailed description of our common stock, see the section entitled "Description of Capital Stock—Common Stock and Preferred Stock" beginning on page 44 of this prospectus. We refer to the Series F preferred stock issued hereunder, the warrants to purchase common stock issued hereunder and the shares of common stock issuable upon conversion of the Series F preferred stock and upon exercise of the warrants issued hereunder, collectively, as the securities.

         Certain investors in this offering will be subject to certain leak-out provisions governing their sales of our common stock. See "Description of Securities We Are Offering—Investor Leak-Out Agreement".

         Our common stock is listed on The NASDAQ Capital Market under the symbol "CBMX". On March 17, 2016, our common stock closed at $4.88 per share. The preferred stock will not be listed on any national securities exchange. We intend to apply for listing of the warrants on the NASDAQ Capital Market under the trading symbol "CBMXW".

         Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit (one Share of Series F Preferred Stock and one warrant)	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us (before expenses)	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses. See "Underwriting" on page 25 of this prospectus for a description of the compensation payable to the underwriters.

         The underwriters expect to deliver the shares and warrants against payment on or about          , 2016 subject to satisfaction of certain conditions.

Ladenburg Thalmann
Sole Bookrunning Manager

Aegis Capital Corp.
Lead Manager

Prospectus dated            .

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. CombiMatrix Corporation's business, financial condition, results of operations and prospects may have changed since such dates.

        We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Unless the context otherwise requires, the terms "CombiMatrix Corporation," the "Company," "we," "us," "our" and similar terms used in this prospectus refer to CombiMatrix Corporation and its wholly-owned subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains, and may incorporate by reference, forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, assumptions underlying such plans and objectives, projected results of operations, capital expenditures, earnings, management's future strategic plans, development of new technologies and services, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market size, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. All statements, other than statements of historical fact, are forward looking statements. Such statements are based on management's current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Words such as "anticipates," "expects," "intends," "plans," "predicts," "potential," "believes," "seeks," "estimates," "should," "would," "could," "may," "will", "ongoing," "more likely to," "with a view to," "continue," "focus," "more likely to," "with a view to," "our future success depends," "seek to continue," or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks, uncertainties and assumptions that are difficult to predict and that could cause our actual results to differ materially and adversely from those described in the forward-looking statements as a result of various factors, including those set forth in the section "Risk Factors" beginning on page 10 of this prospectus and elsewhere in this prospectus. Such factors include, but are not limited to the following:

  •
  our ability to continue as a going concern;

  •
  our ability to maintain compliance with NASDAQ's continued listing requirements;

  •
  our ability to obtain additional financing for working capital on acceptable terms and in a timely manner;

  •
  our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing;

  •
  market acceptance of chromosomal microarray analysis, or CMA, as a preferred method over karyotyping;

  •
  the rate of transition to CMA from karyotyping;

  •
  changes in consumer demand;

  •
  our ability to attract and retain a qualified sales force and key technical personnel;

  •
  our ability to successfully develop and introduce new technologies and services;

  •
  rapid technological change in our markets;

  •
  supply availability;

  •
  our ability to bill and obtain reimbursement for highly specialized tests;

  •
  the rate of growth of the in vitro fertilization, or IVF, diagnostic testing market;

  •
  our ability to comply with regulations to which our business is subject, including changes in coding and reimbursement methods;

  •
  legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate;

  •
  our limited market capitalization;

  •
  future economic conditions;

  •
  other circumstances affecting anticipated revenues and costs; and

  •
  those additional factors which are listed under the section "Risk Factors" beginning on page 10 of this prospectus.

        These forward looking statements speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein, or in the documents incorporated by reference herein, to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law. Additional factors that could cause such results to differ materially from those described in the forward looking statements are set forth in connection with the forward looking statements.

PROSPECTUS SUMMARY

        This summary highlights certain information described in greater detail elsewhere or incorporated by reference in this prospectus. Before deciding to invest in our securities you should read the entire prospectus carefully, including the "Risk Factors" section contained in this prospectus, and our consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other documents incorporated by reference into this prospectus.

 Our Company

        We provide valuable molecular diagnostic solutions for reproductive health, along with comprehensive clinical support, facilitating the highest quality of care. We specialize in pre-implantation genetic screening, miscarriage analysis, prenatal diagnosis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, or CMA, standardized and customized fluorescent in-situ hybridization, or FISH, and high resolution karyotyping. Our emphasis is on supporting healthcare professionals to ensure their understanding of complex test results and how best to communicate those results to their patients. We deliver technology-driven answers, with a high degree of support for the ordering physicians and their staff.

Services Offered

        We utilize the latest technologies to deliver molecular diagnostic services primarily in the area of reproductive health for the diagnosis of developmental disorders associated with intellectual disability, congenital anomalies, dysmorphic features, and autism spectrum disorders in the following four areas:

  •
  In Vitro Fertilization, or IVF, Diagnostic Testing.  IVF testing is focused on screening embryos for aneuploidy (i.e., an abnormal chromosome complement) and is referred to as either Preimplantation Genetic Screening, or PGS, or Comprehensive Chromosomal Screening, or CCS. A significant proportion of embryos created through IVF have an abnormal chromosomal complement known as aneuploidy, and this percentage dramatically increases with age. The goal of PGS is to determine the chromosomal make-up of each embryo to help the IVF specialist identify the most suitable embryo(s) for transfer. We believe this market segment is rapidly growing due to the impact of delayed childbearing as well as the negative impact of increased obesity on fertility. As most insurers do not provide coverage benefits for IVF, this market involves fee-for-service billing of the testing directly to the patient, as opposed to the patient's insurance.

  •
  Miscarriage Analysis.  It is estimated that 50-60% of all first trimester pregnancy losses are due to chromosomal abnormalities. Being able to identify the cause of the miscarriage in one out of every two women means that physicians are better able to provide personalized reproductive counseling and plan future pregnancy management for a much larger segment of their patient population. Microarray testing that we provide is particularly useful in this area in order to help determine the cause of the miscarriage, simply by analyzing the DNA from the product of conception, or POC, whether direct from the operating room or from tissue samples that have been previously archived.

  •
  Prenatal Diagnostics:  We provide molecular diagnostic testing of fetal DNA in utero, which allows the physician and patient to make better pregnancy management and care decisions, as well as allowing for the opportunity to provide anticipatory care with respect to abnormalities that may be associated with a specific disorder that may not yet be recognizable. Such knowledge can inform decisions about where to deliver (such as at a tertiary care center for an infant with complex abnormalities) and how aggressive to be with neonatal support in very severe cases.

  •
  Postnatal Diagnostics:  We also provide molecular diagnostic testing of a child's DNA. Once the cause of a child's development disorder and/or congenital anomalies has been identified, parents, teachers and physicians can work toward ensuring that appropriate medical and educational care decisions are made based on the child's condition. And as with prenatal care, microarray analysis can assist in providing appropriate anticipatory care, such as initiating screening tests at an earlier age when the child's disorder is associated with an increased risk of a specific disorder or disease complication.

Technologies

        In order to achieve the promise of personalized medicine, our objective is to provide a suite of molecular diagnostic tests based on the following technologies:

  •
  Oligo Arrays with Single Nucleotide Polymorphisms, or SNPs—We use the Illumina CytoSNP-850K BeadChip microarray to perform our microarray testing for our POC, prenatal genetics, and postnatal developmental disorders markets. Illumina's CytoSNP-850K microarray is comprised of 50 nucleotide base, or 50-mer, probes attached to individual silica beads, which self-assemble into microwells on the array's surface. Each SNP probe is represented with a high degree of redundancy to improve sensitivity by increasing the signal-to-noise ratio.

  •
  BAC Arrays—For our IVF testing, we use the Illumina 24sure® Microarray, which is comprised of thousands of bacterial artificial chromosome, or BAC, probes that are immobilized on the surface of a glass slide. Unlike the 50-mer SNP probes utilized in the 850K BeadChip microarray, BAC probes contain tens to hundreds of thousands of nucleotides per probe, and rely on extensive complimentary base pairing of single stranded patient and reference DNA.

Market Opportunity

        We believe the molecular diagnostics market is one of the fastest-growing segments within the overall diagnostics market. Molecular diagnostics refers to the use of an individual's genetic analysis to guide medical decision-making in the area of disease diagnosis and post-diagnostic patient care management. We believe innovative approaches to re-sequencing of the human genome and a growing clinical appreciation and acceptance of the utility of genomic information in guiding clinical care are enabling rapid growth of this market. We believe that the use of molecular diagnostics will continue to grow in the coming years and will have a significant impact on the way in which medicine is practiced.

Our Strategy

        Our strategic intent is to become the preeminent diagnostics services laboratory for reproductive health, and we leverage our sales organization and channel partners to drive market adoption of our tests in the four markets noted above. Through channel partners and our direct sales organization, we are able to service IVF clinics, the underserved pathology community, maternal fetal medicine, or MFM, specialists, and also to obstetrics and gynecology specialists, or OB-GYN.

Recent Alliances and Partnerships

        We have established several key partnerships, most notably with Sequenom, Inc., where we jointly announced in August 2013 that we entered into a collaboration agreement to market and promote CMA to broaden and confirm the results of NIPS for physicians and their patients. Under this agreement, our two companies collaboratively use our respective marketing channels and sales forces to promote the use of NIPS and CMA and work together to provide technical training to physicians and counseling, education and support services to expectant parents. Our two companies provide, when clinically appropriate, a comprehensive test results report for physicians and parents.

Corporate Information

        Our principal business office is located at 310 Goddard, Suite 150, Irvine, California 92618, and our telephone number is (949) 753-0624. Our website address is www.combimatrix.com. Information contained on our website or any other website does not constitute part of, and is not incorporated into, this prospectus.

The Offering

        The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled "Description of Capital Stock" and "Description of Securities We Are Offering."

Securities offered by us	8,000 units, with each unit consisting of one share of Series F convertible preferred stock, or Series F preferred stock, and 276.243 warrants each exercisable for one share of our common stock, which number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the initial conversion price, at an exercise price per share equal to $ , which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement.(1) Units will not be issued or certificated. The shares of Series F preferred stock and the warrants are immediately separable and will be issued separately.
Offering Price	$1,000 per unit
Description of Series F preferred stock

Each unit includes one share of Series F preferred stock. Series F preferred stock has a liquidation preference, has full ratchet price based anti-dilution protection, and is subject to certain ownership limitations. In addition, we have the right to require holders to convert the Series F preferred stock if certain equity conditions are met and if the volume weighted average price of our common stock exceeds 200% of the conversion price for any 20 of 30 consecutive trading days and the daily dollar trading volume during such period exceeds $200,000 per trading day. See the section entitled "Description of Capital Stock—Series F Preferred Stock" beginning on page 46. This prospectus also relates to the offering of shares of common stock issuable upon conversion of the Series F preferred stock at its initial conversion price.

Conversion Price of Series F preferred stock

$          per share (subject to adjustment as described in this prospectus), which is 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. Until the volume weighted average price of our common stock exceeds 200% of the conversion price of the Series F preferred stock for any 20 of 30 consecutive trading days and the daily dollar trading volume for each trading day during such period exceeds $200,000 per trading day, the Series F preferred stock has full ratchet price based anti-dilution protection, subject to customary carve-outs, in the event of a down-round financing below the conversion price.

Shares of common stock underlying the shares of Series F preferred stock included in units	2,209,944(1)
Description of warrants

The warrants will have an exercise price of $          per share, which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement, will be immediately exercisable and will expire on the fifth anniversary of the date of issuance. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the warrants.

Shares of common stock underlying the warrants included in units	2,209,944(1)

Common stock outstanding before this offering	856,929 shares
Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series F preferred stock included in units	3,066,873 shares(1)(2)
Use of proceeds

We intend to use the net proceeds from this public offering to finance our approximately $2.2 million obligation to repurchase the outstanding shares of Series E Preferred Stock pursuant to the terms of the Repurchase Agreement (as described herein), and for working capital and general corporate purposes (including research and development and sales and marketing). General corporate purposes may include capital expenditures. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments. See "Use of Proceeds" below.

Limitations on beneficial ownership

Notwithstanding anything herein to the contrary, no holder will be permitted to convert its Series F preferred stock or exercise its warrants if, after such conversion or exercise, such holder would beneficially own more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived).

Investor Leak-Out	Certain investors in this offering will be agreeing to a leak-out of their shares. See "Description of Securities We Are Offering—Investor Leak-Out Agreement" for more information.
Market for our common stock	Our common stock is quoted and traded on The NASDAQ Capital Market under the symbol "CBMX."
No market for the units or Series F preferred stock

The units will not be certificated and the securities part of such units are immediately separable and will be issued separately in this offering. There is no established public trading market for the units or the Series F preferred stock, and we do not intend to apply to list such units or Series F preferred stock on any securities exchange or automated quotation system.

Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider before deciding to purchase our securities.
NASDAQ Capital Market symbol for our common stock	CBMX
Proposed NASDAQ Capital Market symbol for the warrants

We intend to apply for listing of the warrants on The NASDAQ Capital Market under the symbol "CBMXW". No assurance can be given that such listing will be approved or that a trading market will develop.

(1)
Based on a Series F preferred stock conversion price of $          per share, which was 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. The number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the conversion price.

(2)
The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of March 17, 2016, which was 856,929, and does not include, as of that date:

  •
  69,995 shares of common stock issuable upon the exercise of outstanding stock options under our 2006 Incentive Plan, having a weighted average exercise price of $99.19 per share;

  •
  27,842 shares of common stock issuable upon the vesting of certain restricted stock units under our 2006 Incentive Plan;

  •
  643,317 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $40.95 per share;

  •
  83,272 shares of common stock issuable upon the conversion of outstanding Series E preferred stock at the present conversion price of $26.25 per share;

  •
  additional shares of common stock that may be issuable upon conversion of Series E preferred stock pursuant to the anti-dilution provisions thereof; and

  •
  shares of common stock that may be issued under the warrants to be issued in this offering and additional shares of common stock that may be issuable upon conversion of Series F preferred stock pursuant to the anti-dilution provisions thereof.

        Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding options and warrants to purchase shares of common stock.

Recent Developments

        On January 29, 2016, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse split of our common stock at a ratio of one-for-fifteen, which became effective at the close of business on that day. As a result, each share of CombiMatrix common stock outstanding as of January 29, 2016 was automatically changed into one-fifteenth of a share of common stock. No fractional shares were issued in connection with the reverse stock split, and cash paid to stockholders for fractional shares was insignificant. The number of shares of common stock subject to outstanding options, restricted stock units, warrants and convertible securities were also reduced by a factor of fifteen as of January 29, 2016. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the reverse stock split. The authorized number of shares and the par value per share of our common stock were not affected by the reverse stock split.

        On February 4, 2016, we entered into a Series E 6% Convertible Preferred Stock Repurchase Agreement, or the Repurchase Agreement, with the holders of our outstanding Series E 6% Convertible Preferred Stock, or the Series E Preferred Stock. Pursuant to the terms of the Repurchase Agreement, we agreed to pay each such holder $300 per share of Series E Preferred Stock, or approximately $656,000 in the aggregate, in consideration for the right to repurchase such holder's Series E Preferred Stock at a price per share of $1,000, which was the original price per share paid by holders for their Series E Preferred Stock in February 2015. We must repurchase the Series E Preferred Stock within one business day after closing this offering. In connection with entering into the Repurchase Agreement, we were granted certain consents and waivers relating to this offering. In the event that this offering is not consummated by the date set forth in the Repurchase Agreement, the Repurchase Agreement will terminate and we will not be obligated to repurchase the Series E Preferred Stock. By entering into the Repurchase Agreement, we have averted the potentially significant dilution that would have occurred from the full ratchet of the conversion price of the Series E Preferred Stock upon closing of this offering.

Recent Financial Information

        During 2015, our business activities were driven primarily by commercialization efforts for our suite of molecular diagnostic tests, expansion of our test menu and by the infusion of additional capital. For the year ended December 31, 2015, our operating activities included the recognition of $10.1 million of total revenues, which increased by $2.0 million from 2014, due primarily to increased volumes of microarray diagnostic tests performed, particularly in the reproductive health testing market, which includes testing volumes from prenatal, miscarriage analysis and pre-implantation genetic screening, or PGS, diagnostic tests. Volumes from our reproductive health testing services increased by 40% in 2015 compared to 2014, and total microarray testing increased by 22% in 2015 compared to 2014. Our net loss from operations in 2015 decreased over 2014 primarily due to increased revenues and decreased operating expenses as a result of reduced litigation expenses, partially offset by increased cost of services from higher testing volumes as well as from higher sales and marketing expenses from increased sales and sales-support staff. The decrease in our net loss attributable to common stockholders was partially offset by $1.1 million of deemed dividends incurred from the issuance of Series E Preferred Stock and modification of Series E warrants.

        Cash, cash equivalents and short-term investments as of December 31, 2015 was $3.9 million compared to $5.2 million as of December 31, 2014. We used $5.7 million in cash to fund operating activities during 2015 compared with $8.7 million to fund operating activities during 2014. The significant decreases in net cash used to fund operating activities for 2015 resulted from lower litigation expenses, coupled with improved cash reimbursement of $9.3 million in 2015 compared with $7.4 million in 2014.

 Summary Selected Consolidated Financial Information

        You should read the summary selected consolidated financial information presented below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus.

        The following tables set forth our summary statement of operations data for the years ended December 31, 2015 and 2014 and our summary balance sheet data as of December 31, 2015 and 2014. Our statement of operations data for the years ended December 31, 2015 and 2014 and our balance sheet data as of December 31, 2015 and 2014 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus. The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Years Ended December 31,
	2015	2014
	(Amounts in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Diagnostic services	$9,941	$7,893
Royalties	147	149

Total revenues	10,088	8,042

Operating expenses:
Cost of services	5,444	4,432
Research and development	466	725
Sales and marketing	4,979	4,349
General and administrative	5,540	7,176
Patent amortization and royalties	100	114
Impairment of cost-basis investment	97	—

Total operating expenses	16,626	16,796

Operating loss	(6,538)	(8,754)

Other income (expense):
Interest income	16	23
Interest expense	(79)	(84)
Warrant derivative gains	—	152
Warrant modification charge	—	(44)

Total other income (expense)	(63)	47

Net loss	$(6,601)	$(8,707)

Deemed dividends from issuing and modifying Series E convertible preferred stock and warrants	(1,058)	—

Net loss attributable to common stockholders	$(7,659)	$(8,707)

Basic and diluted net loss per share	$(7.95)	$(11.84)
Deemed dividends from issuing and modifying Series E convertible preferred stock and warrants	(1.27)	—

Basic and diluted net loss per share attributable to common stockholders	$(9.22)	$(11.84)

Basic and diluted weighted average common shares outstanding	830,835	735,284

	As of December 31,
	2015	2014
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$3,901	$5,240
Working capital	5,417	6,642
Total assets	7,922	8,632
Total liabilities	2,066	1,512
Stockholders' equity	5,856	7,120

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making a decision to purchase our securities, you should carefully consider the risks described below, as well as those risks described in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission, or SEC, and is incorporated herein by reference in its entirety, as well as other information in this prospectus or in any other documents incorporated by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Business

We may not be able to meet our cash requirements beyond the third quarter of 2016 without obtaining additional capital from external sources, and if we are unable to do so, we may not be able to continue as a going concern.

        As of December 31, 2015, we had $3.9 million in cash, cash equivalents and short-term investments, which we anticipate will meet our cash requirements into the third quarter of 2016. However, in order for us to continue as a going concern beyond that point, we may be required to obtain capital from external sources. As a result, the audit opinion on our consolidated financial statements for the year ended December 31, 2015 includes an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern as described in Note 1 to the consolidated financial statements included with our Annual Report on Form 10-K for the year ended December 31, 2015.

        In order to issue securities at a price below the exercise prices of our outstanding warrants issued in connection with our past preferred stock financings, we must obtain the affirmative consent of holders of at least 67% of each series of such outstanding warrants. If we are unable to obtain the consent of these holders in connection with future financings, we may be unable to raise additional capital on acceptable terms, or at all. If external financing sources are not available in a timely manner or at all, or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our diagnostic services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations.

We have a history of losses and expect to incur additional losses in the future.

        We have sustained substantial losses since our inception. We may never become profitable, or if we do, we may not be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future.

        To date, we have relied primarily upon selling equity and convertible debt and equity securities to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified below that may deplete our capital resources more rapidly than anticipated. We may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. We cannot be sure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed, we may not be able to execute our business plans or continue operations, and our business may be materially adversely affected.

        We began commercialization of our molecular diagnostics services in 2006. Accordingly, we have a limited operating history of generating revenues from services. In addition, we are still developing our technologies and service offerings and are subject to the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will become profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

        Our business operations are subject to numerous risks from outside influences, including the following:

  •
  Technological advances may make our array-based technology less competitive or even obsolete, and as a result, our revenue and the value of our assets could materially decrease.

  Our services are dependent upon oligonucleotide and SNP array-based technologies. These technologies compete with conventional diagnostic technologies such as karyotyping, FISH and polymerase chain reaction, or PCR-based tests. Many newly developed tests rely on Next Generation Sequencing, or NGS, and there is a trend in the field toward increased usage of NGS-based testing. Our services are substantially dependent upon our ability to offer the latest in microarray technology in the cytogenomic market. We expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances, our services may become less valuable or even obsolete. We cannot provide any assurance that existing or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

  •
  Our technologies face uncertain market value.

  Our business includes many services, some of which were more recently introduced into the market. We cannot provide any assurance that the increase, if any, in market acceptance of these technologies and services will meet or exceed our expectations.

  Further, we are developing services, some of which have not yet been introduced into the market. A lack of or limited market acceptance of these technologies and services will have a material adverse effect upon our results of operations.

  •
  We obtain components and raw materials from a limited number of sources and, in some cases, a single source, and the loss or interruption of our supply sources may materially adversely impact our ability to provide testing services to meet our existing or future sales targets.

  Substantially all of the components and raw materials used in providing our testing services, including microarray slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Any supply interruption in a sole-sourced component or raw material might result in up to a several-month delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to us or incompatible with our process, could have a material adverse effect on our ability to provide testing services. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

        Any one of the foregoing outside influences may require us to seek additional financing to meet the challenges presented or to mitigate a loss in revenue, and we may not be able to obtain the needed financing in a timely manner on commercially reasonable terms or at all. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

Our revenues will be unpredictable, and this may materially adversely affect our financial condition.

        The amount and timing of revenues that we may realize from our business will be unpredictable because whether our services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers. Also, our sales cycles may be lengthy. As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly. Our revenues are also subject to seasonality factors and can be impacted by circumstances outside of our control, such as patient and IVF clinic vacation schedules and severe weather conditions that hamper or otherwise restrict when a patient seeking genetic diagnostic services such as ours visits the ordering physician.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

        The diagnostics market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product and services introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. If we were not able to compete successfully, our business and financial condition would be materially harmed.

If our technology is not widely adopted by physicians and laboratories in the diagnostics market, our business will be materially adversely affected.

        In order to be successful, our test offerings must meet the commercial requirements of hospitals and physicians and be considered the standard of care in order to be widely adopted. Market acceptance will depend on many factors, including:

  •
  the benefits and cost-effectiveness of our services relative to others available in the market;

  •
  our ability to provide testing services in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

  •
  our ability to develop and market additional tests and enhance existing tests that are responsive to the changing needs of our customers; and

  •
  the willingness and ability of customers to adopt new technologies or the reluctance of customers to change technologies upon which they have previously relied.

The U.S. FDA's decision to regulate Laboratory Developed Tests, or LDTs, could prevent us from offering existing tests and/or delay the introduction of new testing services.

        During 2014, the FDA publicly announced that it has decided to exercise regulatory authority over LDTs and that it plans to issue guidance to the industry regarding its regulatory approach. The FDA has indicated that it will use a risk-based approach to regulation and will direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. On October 3, 2014, the FDA published two draft guidance documents regarding proposals for the regulation of LDTs in the Federal Register. The 120-day public comment period on the draft documents began at issuance and lasted until February 2, 2015. Since this time, industry stakeholders have responded to the FDA draft guidance document during the public comment period, both for and against, with final guidance expected in 2016. The regulatory approach adopted by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA's approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

U.S. healthcare reform legislation may result in significant changes and our business could be adversely impacted if we fail to adapt.

        Government oversight of and attention to the healthcare industry in the United States is significant and increasing. In March 2010, U.S. federal legislation was enacted to reform healthcare. The legislation provides for reductions in the Medicare clinical laboratory fee schedule beginning in 2011 and also includes a productivity adjustment that reduces the CPI market basket update beginning in 2011. The legislation imposes an excise tax on the seller for the sale of certain medical devices in the United States, including those purchased and used by laboratories, beginning in 2013. The legislation establishes the Independent Payment Advisory Board, which is responsible for submitting proposals aimed at reducing Medicare cost growth while preserving quality. These proposals automatically will be implemented unless Congress enacts alternative proposals that achieve the same savings targets. Further, the legislation calls for the Center for Medicare and Medicaid Innovation to examine alternative payment methodologies and conduct demonstration programs. The legislation provides for extensive health insurance reforms, including the elimination of pre-existing condition exclusions and other limitations on coverage, fixed percentages on medical loss ratios, expansion in Medicaid and other programs, employer mandates, individual mandates, creation of state and regional health insurance exchanges, and tax subsidies for individuals to help cover the cost of individual insurance coverage. The legislation also permits the establishment of accountable care organizations, a new healthcare delivery model.

        While the ultimate impact of the health reform and related legislation on the healthcare industry is unknown, it is likely to be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

A significant component of our revenue is dependent upon successful insurance claims. Our revenue will be diminished if payors do not adequately cover or reimburse us for our services.

        Physicians and patients may decide not to order our high-complexity genomic microarray tests unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the test price. Reimbursement by a third-party payor may depend on a number of factors, including a payor's determination that tests using our technologies are:

  •
  not experimental or investigational;

  •
  medically necessary;

  •
  appropriate for the specific patient;

  •
  cost-effective;

  •
  supported by peer-reviewed publications; and

  •
  included in clinical practice guidelines.

        A substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third-party payors. However, there is uncertainty concerning third-party payor reimbursement of any test, including our high-complexity genomic microarray tests. Several entities conduct technology assessments of medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a test or procedure. It is possible that federal, state and third-party insurers may limit their coverage of our tests in the future.

        Increasing emphasis on managed care in the United States is likely to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Governmental payors and private payors are scrutinizing new medical products and services. Such third-parties may not cover, or may limit coverage and resulting reimbursement for our services.

        Additionally, third-party insurance coverage may not be available to patients for any of our existing tests or tests we may add in the future. Any pricing pressure exerted by these third-party payors on our customers may, in turn, be exerted by our customers on us. If governmental payors, including their contracted administrators, and other third-party payors do not provide adequate coverage and/or timely reimbursement for our services, our operating results, cash flows, or financial condition may materially decline.

Our business could be adversely impacted by the adoption of new coding for molecular genetic tests.

        Certain Common Procedural Terminology, or CPT, codes that we use to bill for our microarray tests were omitted by Centers for Medicare and Medicaid Services, or CMS, from the Clinical Laboratory Fee Schedule in 2013. The pricing omission has forced state Medicaid plans and third party payors to determine their own price independent of CMS's recommendations (or lack thereof). There can be no guarantees that Medicaid and other payors will establish favorable reimbursement rates or adequate coverage policies. If payors do not recognize the value of the molecular genetic tests we offer or do not provide coverage for molecular tests such as ours, our revenues, earnings and cash flows could be adversely impacted.

Our cash flows and financial condition may materially decline if payors do not reimburse us for our services in a timely manner.

        We depend on our payors to reimburse us for our services in timely manner. If our payors do not reimburse us in a timely manner, our cash flows and financial condition may materially decline.

Third-party billing is extremely complicated and could result in us incurring significant additional costs.

        Billing for molecular laboratory services is extremely complicated. The client is the party that orders the tests and the payor is the party that pays for the tests, and the two are not typically the same. Depending on the billing arrangement and/or applicable law, we need to bill various payors, such as patients, health insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Health insurance companies and governmental payors also generally require complete and correct billing information within certain filing deadlines. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Health insurance companies also impose routine external audits to evaluate payments made. Additional factors complicating billing include:

  •
  pricing differences between our fee schedules and the reimbursement rates of the payors;

  •
  disputes with payors as to which party is responsible for payment; and

  •
  disparity in coverage and information requirements among various carriers.

        We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur as a result of our participation in the Medicare and Medicaid programs include costs related to, among other factors: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; (5) challenging coverage and payment denials; and (6) providing patients with information regarding claims processing and services, such as advanced beneficiary notices. If these costs increase, our results of operations will be materially adversely affected.

Loss of or adverse changes to our accreditations or licenses could materially and adversely affect our business, prospects and results of operations.

        The clinical laboratory testing industry is highly regulated. We are subject to the Clinical Laboratory Improvement Amendments of 1988, or CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory. A failure to pass such inspections would result in suspension of our certificate of accreditation, which would have a material adverse effect on our business and results of operations.

        We are also required to maintain a laboratory license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. A failure to obtain and maintain these licenses would have a material adverse effect on our business and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and failure to comply could result in significant penalties and suspension of one or more of our licenses.

        Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

  •
  Federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

  •
  Federal and state laboratory anti-mark-up laws;

  •
  Federal and state anti-kickback laws;

  •
  Federal and state false claims laws;

  •
  Federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

  •
  Coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

  •
  Restrictions on reimbursements for our services;

  •
  Federal and state laws governing laboratory testing, including CLIA;

  •
  Federal and state laws governing the development, use and distribution of diagnostic medical tests known as "home brews";

  •
  Health Insurance Portability and Accountability Act of 1996, or HIPAA;

  •
  Federal and state regulation of privacy, security and electronic transactions;

  •
  State laws regarding prohibitions on the corporate practice of medicine;

  •
  State laws regarding prohibitions on fee-splitting;

  •
  Federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

  •
  Occupational Safety and Health Administration, or OSHA, rules and regulations.

        The above-noted laws and regulations are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of such laws and regulations. We also may be subject to regulation in foreign jurisdictions as we seek to expand international distribution of our tests. Any determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would materially adversely affect our business, prospects, results of operations and financial condition. Violations could also result in extensive civil and/or criminal penalties, loss of licensure or accreditation (which could in turn affect our ability to operate or collect reimbursement), exclusion from government healthcare programs or private payer networks, and other materially adverse effects. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, and financial condition.

We are subject to significant environmental, health and safety regulation.

        We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, OSHA has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace. If we are found in violation of any of these regulations, we could be subject to substantial penalties or discipline and our business, prospects and results of operations could be materially and adversely affected.

Our business is subject to stringent laws and regulations governing the privacy, security and transmission of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

        Governmental laws and regulations protect the privacy, security and transmission of medical information. Such laws and regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Such regulations were expanded under the HITECH Act, including rules impacting the release of protected health information, patients' right to access such information, the content and manner of providing notice of a breach, and information system security requirements. We also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. In addition, the Secretary of the Department of Health and Human Services has published HIPAA regulations to protect the privacy of health information when it is exchanged electronically during certain financial and administrative transactions. These HIPAA transaction standards are complex and different payers interpret them differently. Complying with applicable transmission standards is costly and failure to comply could disrupt our receipts or subject us to penalties. Generally, any security breach of our information systems, including the theft of our patients' financial information due to our failure to comply with applicable security standards, would adversely impact our business and our reputation.

Our services development efforts may be hindered if we are unable to gain access to patients' tissue and blood samples.

        The development of our diagnostic services requires access to tissue and blood samples from patients who may or may not have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues. Lack of or limited access to samples would harm our future services development efforts, which would have a material adverse effect on our business and results of operations.

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be materially adversely affected.

        Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our development of technologies services and our business will be materially adversely affected.

Our future success depends on the continued service from our scientific, technical and key management personnel and our ability to identify, hire and retain additional scientific, technical and key management personnel in the future.

        There is intense competition for qualified personnel in our industry, particularly for laboratory technicians, scientific and medical experts and senior level management. Loss of the services of, or failure to recruit, these key personnel could be significantly detrimental to us and could materially adversely affect our business and operating results. We may not be able to continue to attract and retain scientific and medical experts or other qualified personnel necessary for the development of our business or to replace key personnel who may leave us in the future. If our business grows, it will place increased demands on our resources and likely will require the addition of new management personnel. An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could materially harm our financial results.

        Our operations involve the use, transportation, storage and disposal of hazardous substances and, as a result, we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose us to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would materially adversely affect our financial results.

We could face substantial liabilities if we are sued for product liability.

        Product liability claims could be filed by someone alleging that our tests failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Such product liability and related claims could be substantial. Defense of such claims could be time consuming and expensive and could result in damages that are not covered by our insurance.

Exposure to possible litigation and legal liability may adversely affect our business, financial condition and results of operations.

        In the past, we have been exposed to a variety of litigation claims and there can be no assurance that we will not be subject to other litigation in the future that may adversely affect our business, financial condition or results of operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could materially adversely affect our business and operating results.

        Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. In addition, any further growth by us or an increase in the number of our strategic relationships may further constrain our ability to achieve the rapid execution necessary to successfully implement our business plan.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

        As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous material adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, which would result in the loss of our eligibility to use Form S-3 for raising capital, loss of market confidence, delisting of our securities, governmental or private actions against us and/or liquidated damages payable to the holders of our Series A Warrants, Series C Warrants, our April 2015 private placement warrants and the Series F preferred stock and warrants issued in this offering. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage compared to our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our test offerings.

        Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic services, which reduction could have a material adverse effect on our business.

Risks Related To Investment In Our Securities

Small company stock prices are especially volatile, and this volatility may depress the price of our stock.

        The stock market has experienced significant price and volume fluctuations, and the market prices of small companies have been highly volatile. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

  •
  our or our competitors' technological innovations;

  •
  supply, manufacturing, or distribution disruptions or other similar problems;

  •
  proposed laws regulating participants in the laboratory services industry;

  •
  developments in relationships with collaborative partners or customers;

  •
  our failure to meet or exceed securities analysts' expectations of our financial results; or

  •
  a change in financial estimates or securities analysts' recommendations.

        In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, all of which could materially adversely affect the business and financial results of our business.

Future sales or the potential for future sales of our securities in the public markets may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

        Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. The shares of common stock issuable upon conversion of the Series F preferred stock and upon exercise of the warrants sold in this offering will be immediately freely tradable, without restriction, in the public market. We have obligations to the investors in our 2012 private placement offering of Series A convertible preferred stock and warrants to purchase common stock and in our 2013 private placement offering of Series C convertible preferred stock and warrants to maintain the public registration of common stock underlying their issued and outstanding warrants. We also have obligations to the investors in our April 2011 private placement that could require us to register shares of common stock held by them and shares issuable upon exercise of their warrants for resale on a registration statement. If we raise additional capital in the future through the use of our existing shelf registration statement or if we register existing, or agree to register future, privately placed shares for resale on a registration statement, such additional shares would be freely tradable, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, the Series F preferred stock anti-dilution provision or exercises of warrants and common stock options.

        As of January 31, 2016, we had 851,081 shares of common stock issued and outstanding. Assuming exercise in full of all options, warrants and convertible securities outstanding as of January 31, 2016, approximately 1.7 million shares of our common stock would be outstanding. Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights and our stock price could decline as a result of potential future application of the anti-dilution feature of the Series F preferred stock to be issued in this offering.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, all of which could cause our stock price to decline.

        Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that, in future periods, our revenues could fall below the expectations of securities analysts or investors, all of which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

  •
  our unpredictable revenue sources;

  •
  the nature, pricing and timing of our and our competitors' products and/or services;

  •
  changes in our and our competitors' research and development budgets;

  •
  expenses related to, and our ability to comply with, governmental regulations of our services and processes; and

  •
  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

        We anticipate significant fixed expenses due in part to our need to continue to invest in services development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, all of which would materially adversely affect our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

Our common stock may be delisted from The NASDAQ Capital Market if we cannot maintain compliance with NASDAQ's continued listing requirements.

        While we are currently in compliance with NASDAQ's stockholders' equity requirement and minimum bid price requirement, there are no assurances that we will be able to sustain long-term compliance with NASDAQ's stockholders' equity requirement or minimum bid price requirement. If we fail to maintain compliance with the applicable requirements, our stock may be delisted. Delisting from The NASDAQ Capital Market could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a NASDAQ Capital Market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from The NASDAQ Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from The NASDAQ Capital Market, will be listed on another national securities exchange or quoted on an over-the counter quotation system.

If we are delisted from The NASDAQ Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

        If our common stock is delisted, it would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, or the Exchange Act, and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

The significant influence over stockholder voting matters that may be exercised by our 5% or greater stockholders may limit your ability to influence corporate actions.

        As of January 31, 2016, our 5% or greater stockholders collectively have voting power over approximately 38% of our outstanding common stock. As a result, our 5% or greater stockholders, acting together, may be able to influence matters requiring stockholder approval, including the election of directors, management changes and approval of significant corporate transactions. This concentration of voting power may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a change in control and might reduce the market price of our common stock.

Risks Associated with this Offering

You will experience immediate dilution in the book value per share of common stock as a result of this offering.

        Investors in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the conversion price per share of common stock and the "adjusted" net tangible book value per share after giving effect to the offering. Our net tangible book value as of December 31, 2015 was approximately $5.9 million, or $6.93 per share of our common stock based on 845,374 shares outstanding. Assuming that we issue 8,000 units at a price of $1,000 per unit, the Series F preferred stock sold in this offering has a conversion price of $3.62 per share, which was 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 17, 2016, and assuming the conversion of all the shares of Series F preferred stock sold in the offering (not taking into account any anti-dilution adjustments in the Series F preferred stock), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2015 would have been approximately $10.8 million, or $3.53 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of the warrants issued in this offering and does take into account the repurchase of approximately $2.2 million of Series E Preferred Stock immediately after the closing of this offering. This amount represents a decrease in net tangible book value of $3.40 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.09 per share to investors in this offering. If outstanding options and warrants to purchase our common stock are exercised, you will experience dilution. See the section entitled "Dilution" below.

Our management might not use the proceeds of this offering effectively.

        Our management has broad discretion over the use of proceeds of this offering. In addition, other than using approximately $2.2 million to finance our obligation to repurchase the outstanding shares of Series E Preferred Stock immediately after the closing of this offering, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of our shares.

        It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our stockholders receiving a premium over the public trading price for our shares. Provisions of our certificate of incorporation and bylaws, each as amended, and of Delaware corporate law could delay or make more difficult an acquisition of our Company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our certificate of incorporation does not permit stockholders to act by written consent or to call a special meeting.

        In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

        Further, our certificate of incorporation also provides that our directors may only be removed by the affirmative vote of holders of at least two- thirds of the shares entitled to vote at a meeting called for that purpose or, where such action is approved by a majority of the directors, the affirmative vote of the holders of a majority of the shares entitled to vote. These provisions may have the effect of delaying or preventing a change in control of us without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person. See the section in this prospectus entitled "Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws."

We do not anticipate declaring any cash dividends on our common stock.

        We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

There is no established public market for the Series F preferred stock or the warrants to purchase shares of our common stock being offered by us in this offering.

        There is no established public trading market for the Series F preferred stock or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series F preferred stock on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Although we intend to apply for listing of the warrants on the NASDAQ Capital Market, no assurance can be given that such listing will be approved or that an active market for the warrants will develop. Without an active market, the liquidity of the Series F preferred stock and the warrants will be limited.

The leak-out agreement will prevent certain investors in this offering from selling shares of our common stock and may result in a loss of investment.

        The leak-out agreement to be executed by certain investors in this offering contains terms which restrict the ability of such investors and their affiliates to sell, dispose or otherwise transfer, in the aggregate, more than their pro-rata portion of 40% of the composite trading volume of our common stock on any trading day; provided, however, that such restriction shall not apply to any sale, disposal or other transfer at a price greater than $5.00 per share (as adjusted for stock splits and the like). Such investors will not be permitted to accumulate or roll-forward to a subsequent trading day the amount to which such investor was entitled to sell on such trading day but elected not to sell. If our stock price decreases following this offering, such investors will only be able to sell limited quantities of shares of common stock and therefore may be unable to prevent a loss on investment if our stock price continues to decline. These restrictions may be amended or waived by us and the holders of two-thirds of the outstanding Series F preferred stock (and shares of common stock issued upon conversion thereof). If this happens, the price of our common stock could decline significantly.

The warrants may not have any value.

        The warrants issued in this offering will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The warrants will have an initial exercise price per share equal to $          , which is 100% of the

consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

        Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Additional Risks Related to our Business, Industry and an Investment in our common stock

        For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K, as filed with the SEC on February 18, 2016, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference into, and deemed to be a part of, this prospectus.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the units that we are offering to be approximately $7.1 million, after deduction of underwriting discounts and commissions and estimated expenses payable by us, as described in the section below titled "Underwriting." This amount does not include the proceeds that we may receive in connection with any exercise of the warrants issued in this offering. Assuming all of the warrants issued in this offering were exercised in full at the exercise price of $4.83 per share, which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 17, 2016, we estimate that we would receive additional net proceeds of approximately $10.7 million. We cannot predict when or if the warrants will be exercised, however, and it is possible that the warrants may expire and never be exercised.

        We intend to use the net proceeds from this public offering to finance our approximately $2.2 million obligation to repurchase the outstanding shares of Series E Preferred Stock pursuant to the terms of the Repurchase Agreement, and for working capital and general corporate purposes (including research and development and sales and marketing). General corporate purposes may include capital expenditures. We will continue to invest in commercial, scientific, and development infrastructure to drive revenue growth and to bring new assays to market that will be accretive to our current suite of diagnostic testing services. The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

        Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

 CAPITALIZATION

        The following table sets forth our actual cash, cash equivalents and short-term investments and our capitalization as of December 31, 2015, and as adjusted to give effect to the sale of the units offered hereby and the use of proceeds, as described in the section entitled "Use of Proceeds."

        You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

	As of December 31, 2015
	Actual	As Adjusted(1)(2)(3)
	(Dollars in thousands, except per share data)
Cash, cash equivalents and short-term investments	$3,901	$8,815

Stockholders' Equity:
Convertible preferred stock; $0.001 par value; 5 million shares authorized;
Series F—8,000 shares authorized; none issued and outstanding, actual; none issued and outstanding, as adjusted	$—	$—
Series E—2,202 shares authorized; 2,201.493 issued and outstanding actual; none as adjusted	—	—
Common stock; $0.001 par value; 50,000,000 shares authorized; 845,374 shares issued and outstanding, actual; 3,055,318 shares issued and outstanding, as adjusted	13	15
Additional paid-in capital	102,651	107,563
Accumulated other comprehensive loss	(2)	(2)
Accumulated deficit	(96,806)	(96,806)

Total stockholders' equity	$5,856	$10,770

(1)
Assumes that 8,000 units are sold at a price of $1,000 per unit, that the Series F preferred stock sold in this offering has a conversion price of $3.62 per share, which was 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 17, 2016, and that the net proceeds thereof are approximately $4.9 million after deducting underwriting discounts and commissions and our estimated expenses and after deducting the repurchase of all Series E preferred stock.

(2)
Does not include the shares of common stock that may be issued under the warrants to be issued in this offering and additional shares of common stock that may be issuable upon conversion of Series F preferred stock pursuant to the anti-dilution provisions thereof.

(3)
Assumes the conversion of all the shares of Series F preferred stock sold in the offering (not taking into account any anti-dilution adjustments in the Series F preferred stock).

DILUTION

        If you invest in the units, your interest in the common stock underlying the Series F preferred stock and the warrants offered hereunder may be diluted to the extent of the difference between the price you pay for each share of common stock and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2015 was approximately $5.9 million, or $6.93 per share of our common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by 845,374 of shares of common stock outstanding.

        Assuming that we issue 8,000 units at a price of $1,000 per unit, the Series F preferred stock sold in this offering has a conversion price of $3.62 per share, which was 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 17, 2016, and assuming the conversion of all the shares of Series F preferred stock sold in the offering (not taking into account any anti-dilution adjustments in the Series F preferred stock), and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2015 would have been approximately $10.8 million, or $3.53 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of warrants issued in this offering. This amount represents an immediate decrease in net tangible book value of $3.40 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.09 per share to new investors in this offering.

        We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the conversion price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed conversion price per share of Series F preferred stock		$3.62
Net tangible book value per share of common stock as of December 31, 2015	$6.93
Decrease in net tangible book value per share attributable to new investors	(3.40)

Adjusted net tangible book value per share as of December 31, 2015 after giving effect to this offering		3.53

Dilution in net tangible book value per share to new investors		$0.09

Dilution as a percentage of assumed conversion price		2.5%

        The amounts above are based on 845,374 shares of common stock outstanding as of December 31, 2015, and assuming: (i) no conversion from Series E convertible preferred stock issued and outstanding; and (ii) no exercise of outstanding options or warrants since that date. The number of shares of common stock anticipated to be outstanding after this offering excludes:

  •
  69,995 shares of common stock issuable upon the exercise of outstanding stock options under our 2006 Incentive Plan, having a weighted average exercise price of $99.19 per share;

  •
  38,795 shares of common stock issuable upon the vesting of certain restricted stock units under our 2006 Incentive Plan;

  •
  643,317 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $40.95 per share;

  •
  83,871 shares of common stock issuable upon the conversion of outstanding Series E preferred stock at the present conversion price of $26.25 per share;

  •
  additional shares of common stock that may be issuable upon conversion of Series E preferred stock pursuant to the anti-dilution provisions thereof; and

  •
  shares of common stock that may be issued under the warrants to be issued in this offering and additional shares of common stock that may be issuable upon conversion of Series F preferred stock pursuant to the anti-dilution provisions thereof.

        To the extent that any of our outstanding options or warrants, including the warrants issued in this offering, are exercised or preferred stock converted, we grant additional options under our stock option plans or issue additional warrants or preferred stock, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

        An investor that acquires additional shares of common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise. Assuming that we issue 8,000 units, that the warrants have an exercise price of $4.83 per share, which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 17, 2016, and that all such warrants are exercised, our net tangible book value as of December 31, 2015 would have been approximately $21.4 million, or $4.07 per share of our common stock. This amount represents an increase in net tangible book value of $0.54 per share to our existing stockholders and a dilution in net tangible book value of $0.76 per share to new investors exercising such warrants.

        The net tangible book value amounts described above reflect the repurchase of approximately $2.2 million of Series E Preferred Stock immediately after the closing of this offering.

 UNDERWRITING

        We have entered into an underwriting agreement, dated                        , 2016, with the underwriters named below, for whom Ladenburg Thalmann & Co. Inc. is acting as representative. The underwriting agreement provides for the purchase of a specific number of units. Each unit consists of one share of our Series F preferred stock and 276.243 warrants each exercisable for one share of our common stock, which number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the initial conversion price. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite their names below.

Underwriters	Units
Ladenburg Thalmann & Co. Inc.

Aegis Capital Corp.

Total

        A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

        We have been advised by the underwriters that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriting agreement provides that the underwriters' obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement, including the condition that the certificate of designation of preferences, rights and limitations of Series F convertible preferred stock shall have been filed with the Secretary of State of Delaware. The underwriters are obligated to purchase and pay for all of the units offered by this prospectus.

        No action has been taken by us or the underwriters that would permit a public offering of the units, or the Series F preferred stock and warrants to purchase common stock included in the units, or the common stock underlying the Series F preferred stock and warrants in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the units, the Series F preferred stock and warrants to purchase common stock, or the common stock underlying the Series F preferred stock and warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units, the Series F preferred stock and warrants to purchase common stock, or the common stock underlying the Series F preferred stock and warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units, the Series F preferred stock and warrants to purchase common stock, or the common stock underlying the Series F preferred stock and warrants in any jurisdiction where that would not be permitted or legal.

        The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

        The following table summarizes the underwriting discount and expenses to be paid to the underwriters by us.

	Per Unit	Total
Public offering price	$	$
Underwriting discount to be paid to the underwriters by us (7.5%)(1)	$	$
Proceeds to us (before expenses)(2)	$	$

(1)
The underwriting discount of 7.5% per unit is subject to a reduction to equal 5% per unit with respect to securities we are offering, which are sold to certain of our existing stockholders or affiliates, as set forth in the underwriting agreement.

(2)
We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $380,000.

        In addition to the underwriting discount to be paid by us, we have agreed to reimburse the underwriters for certain of their out-of-pocket expenses incurred in connection with this offering, including road show costs and expenses incurred in connection with this offering, and the disbursements for the fees and expenses of a single counsel for the underwriters, subject to a total expense reimbursement cap of $50,000, and the underwriters' use of i-Deal's book-building, prospectus and compliance software in an amount not to exceed $10,000, and subject to compliance with FINRA Rule 5110(f)(2)(D).

        The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Other Relationships

        Upon completion of this offering, we have granted Ladenburg Thalmann & Co. Inc. a right of first refusal under certain circumstances to act as lead or co-lead underwriter or placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for nine months from the effective date of the registration statement of which this prospectus forms a part. The terms of any such engagement of Ladenburg Thalmann & Co. Inc. will be determined by separate agreement.

        The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

Determination of Offering Price

        The public offering price of the units we are offering is $1,000 per unit. The conversion price per share of the Series F preferred stock is 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement, and the exercise price per share of the warrants is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. The public offering price of the units we are offering, the conversion price and other terms of the Series F preferred stock and the exercise price and other terms of the warrants were negotiated between us and the underwriters, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the units we are offering, the conversion price and other terms of the Series F preferred stock and the exercise price and other terms of the warrants include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

        Our officers and directors have agreed with the underwriters to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The 90 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. We have also agreed, in the underwriting agreement, to not issue or sell securities involving a variable rate transaction for one year following the date of this prospectus. A variable rate transaction is a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the common stock or (ii) enter into any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price. The underwriters may, in their sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, certain investors in this offering will be agreeing to a leak-out of their shares, which restrictions may be amended or waived by us and the holders of two-thirds of the outstanding Series F preferred stock (and shares of common stock issued upon conversion thereof). See "Description of Securities We Are Offering—Investor Leak-Out Agreement" for more information.

Transfer Agent, Registrar, Warrant Agent and Preferred Stock Agent

        Computershare is (i) the transfer agent and registrar for our common stock and our Series F preferred stock, and (ii) the warrant agent for the warrants.

Stock Market Listing

        Our common stock trades on The NASDAQ Capital Market under the symbol "CBMX".

        We intend to apply to list the warrants on The NASDAQ Capital Market under the symbol "CBMXW". No assurance can be given that such listing will be approved.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

  •
  Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market.

  •
  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed and traded on The NASDAQ Capital Market under the symbol "CBMX". For the periods indicated, the following table sets forth the high and low sales prices per share of our common stock on The NASDAQ Capital Market. These prices represent prices among dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions. The amounts reflected in the following table are also adjusted to reflect the impact of our reverse stock split, which became effective on January 29, 2016.

	2014
	High	Low
First Quarter	$54.75	$34.50
Second Quarter	$46.50	$30.15
Third Quarter	$40.50	$17.25
Fourth Quarter	$26.10	$16.35

	2015
	High	Low
First Quarter	$32.40	$19.20
Second Quarter	$30.00	$21.00
Third Quarter	$26.40	$15.45
Fourth Quarter	$19.05	$9.75

	2016
	High	Low
First Quarter(1)	$11.55	$4.00

(1)
From January 1, 2016 through March 17, 2016.

        We intend to apply for listing of the warrants on The NASDAQ Capital Market under the symbol "CBMXW". No assurance can be given that such listing will be approved or that a trading market will develop.

Holders

        As of March 17, 2016, we had seven holders of record of our common stock. All of the shares of common stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at the Depository Trust Company and therefore are considered to be held of record by Cede & Co. as one stockholder. The number of record holders was determined from the records of our transfer agent and does not include certain stockholders that have yet to submit their pre-split shares from our recent reverse stock split, nor does it include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare, 520 Pike Street, Suite 1220, Seattle, WA 98101.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends to common stockholders in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. In accordance with the terms of our certificate of incorporation, as amended, we have in the past paid dividends on our then-outstanding preferred stock in shares of common stock. Our certificate of designation of preferences, rights and limitations of Series E 6% convertible preferred stock provides for a 6% per annum cash dividend on our outstanding Series E preferred stock, but each holder of our Series E preferred stock agreed in October 2015 to irrevocably waive ab initio and for all time its right to receive cash dividends on its shares of Series E preferred stock. Holders of the Series F preferred stock will not be entitled to receive any dividends, unless and until specifically declared by our Board.

DESCRIPTION OF BUSINESS

Overview

        We were originally incorporated in October 1995 as a California corporation. In September 2000, we were reincorporated as a Delaware corporation, and in December 2002, we merged with, and became a wholly owned subsidiary of, Acacia Research Corporation, or Acacia. In August 2007, we split off from Acacia and became publicly traded on The NASDAQ Stock Market. As a result of the split off, we ceased to be a subsidiary of, or affiliated with Acacia.

        We provide valuable molecular diagnostic solutions for reproductive health, along with comprehensive clinical support, facilitating the highest quality of care. We specialize in pre-implantation genetic screening, miscarriage analysis, prenatal diagnosis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, or CMA, standardized and customized fluorescent in-situ hybridization, or FISH, and high resolution karyotyping. Our emphasis is on supporting healthcare professionals to ensure their understanding of complex test results and how best to communicate those results to their patients. We deliver technology-driven answers, with a high degree of support for the ordering physicians and their staff.

        We also own a one-third minority interest in Leuchemix, Inc., a private drug development company focused on developing a series of compounds to address a number of oncology-related diseases.

        On January 29, 2016, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse split of our common stock at a ratio of one-for-fifteen, which became effective at the close of business on that day. As a result, each share of CombiMatrix common stock outstanding as of January 29, 2016 was automatically changed into one-fifteenth of a share of common stock. No fractional shares were issued in connection with the reverse stock split, and cash paid to stockholders for fractional shares was insignificant. The number of shares of common stock subject to outstanding options, restricted stock units, warrants and convertible securities were also reduced by a factor of fifteen as of January 29, 2016. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the reverse stock split. The authorized number of shares and the par value per share of our common stock were not affected by the reverse stock split.

        On February 4, 2016, we entered into a Series E 6% Convertible Preferred Stock Repurchase Agreement, or the Repurchase Agreement, with the holders of our outstanding Series E 6% Convertible Preferred Stock, or the Series E Preferred Stock. Pursuant to the terms of the Repurchase Agreement, we agreed to pay each such holder $300 per share of Series E Preferred Stock, or approximately $656,000 in the aggregate, in consideration for the right to repurchase such holder's Series E Preferred Stock at a price per share of $1,000, which was the original price per share paid by holders for their Series E Preferred Stock in February 2015. We must repurchase the Series E Preferred Stock within one business day after closing this offering. In connection with entering into the Repurchase Agreement, we were granted certain consents and waivers relating to this offering. In the event that this offering is not consummated by the date set forth in the Repurchase Agreement, the Repurchase Agreement will terminate and we will not be obligated to repurchase the Series E Preferred Stock. By entering into the Repurchase Agreement, we have averted the potentially significant dilution that would have occurred from the full ratchet of the conversion price of the Series E Preferred Stock upon closing of this offering.

Market Overview

        We develop and market our molecular testing services in four distinct markets: in vitro fertilization, or IVF, miscarriage analysis (also referred to as products of conception analysis, or POC), prenatal genetics, and postnatal developmental disorders. We believe the molecular diagnostics market is one of the fastest-growing segments within the overall diagnostics market. Molecular diagnostics, within the context of this discussion, refers to the use of an individual's genetic analysis to guide medical decision-making in the area of disease diagnosis and post-diagnostic management. Innovative approaches to re-sequencing of the human genome and a growing clinical appreciation and acceptance of the utility of genomic information in guiding clinical care have enabled the rapid growth of this market. We believe that the use of molecular diagnostics will continue to grow in the coming years and will have a significant impact on the way in which medicine is practiced.

  Genes and Proteins

        The human body is composed of billions of cells, each containing DNA that encodes the basic instructions for cellular function. The complete set of an individual's DNA is called the genome, and is organized into 23 pairs of chromosomes, which are further divided into smaller regions called genes. Each gene is comprised of a specific sequence involving four nucleotides (also called bases): adenine (A), thymine (T), guanine (G) and cytosine (C). These bases are complementary to one another in that A binds only with T and G binds only with C. This interaction forms base pairs, and is responsible for the double helix structure of DNA.

        The human genome has approximately three billion nucleotides. The order of these nucleotides is known as the DNA sequence. When a gene is turned on, or expressed, the genetic information encoded in the DNA is transcribed (or copied) to an intermediate form, called messenger RNA, or mRNA. The mRNA code is then translated into a specific protein product. Proteins direct most cellular functions, some of which lead to the expression of individual traits, such as eye color or height. Some level of normal variability is seen throughout the genome, however, abnormal variations in the sequence of a gene or a region of the genome, such as deletions, duplications, or point mutations, can interfere with the normal physiology of the cells in which that gene is expressed. These abnormal variations may lead to disease, predispose to a disease, or an atypical response to certain types of drugs.

  Genes and Molecular Diagnostics

        There are a number of methods of genetic analysis that are used in diagnostic genetic testing. They broadly fall into three main categories: (i) sequencing of individual base pairs of DNA; (ii) assessing DNA copy number variation; and (iii) analyzing gene expression. In some diagnostic situations, it is only necessary to analyze either a single gene or a small number of genes. This diagnostic testing can be accomplished by a number of different techniques, depending on the situation. However, when a larger number of genetic factors need to be analyzed, one of the most efficient methods of analysis is to use a chromosomal microarray (also referred to as microarray), which have the ability to measure millions of DNA variations in a single experiment.

  Microarray Testing for DNA Copy Number Variation

        Microarray testing assesses genome-wide copy number variation by comparing a patient's genomic DNA to a reference genome to evaluate for relative losses and gains. Some losses and gains of genomic information are known to cause genetic disorders or predispose a person to a genetic disorder. Other gains and losses are considered benign because they occur in regions of the genome that are known to show variability in the normal population and have not been associated with any disease or disease process. Microarray testing is a powerful tool because it allows for simultaneous analysis of copy number variation across the entire genome at a high resolution in a single assay, providing a comprehensive analysis of all 46 chromosomes in a single test. Unlike gene expression arrays, which evaluate mRNA levels to monitor the activity of specific genes, DNA-based microarray analysis identifies quantitative defects in the number of copies of distinct segments of genomic DNA in order to test for conditions that are known to be associated with gains and losses of chromosomal information. Throughout this discussion, the terms microarray and array are used interchangeably, but always refer to DNA-based microarray testing.

        In our laboratory facilities, we use the Illumina CytoSNP-850K BeadChip microarray to perform our microarray testing for our POC, prenatal genetics, and postnatal developmental disorders markets. Illumina's CytoSNP-850K microarray is comprised of 50 nucleotide base, or 50-mer, probes attached to individual silica beads, which self-assemble into microwells on the array's surface. Each single nucleotide polymorphism, or SNP, probe is represented with a high degree of redundancy to improve sensitivity by increasing the signal-to-noise ratio. To test a patient's genomic DNA, it is first fragmented and then amplified. These fragments are allowed to hybridize with the complementary DNA on the 50-mer probes, and after hybridization, each fragment is extended by a fluorescently-labeled nucleotide (i.e., an A, T, C, or G). The fluorescent signal is subsequently amplified and detected by a scanner, which measures the intensity of each signal and the specific nucleotide detected for each SNP. This information is then compared to a control cluster, which is generated from pooling over 100 normal genomes tested using the same assay and is then evaluated for differences in copy number (i.e., deletions and duplications), as well as for genotypic information (i.e., homozygosity versus heterozygosity).

        For our IVF testing, we use the Illumina 24sure® Microarray, which is comprised of thousands of bacterial artificial chromosome, or BAC, probes that are immobilized on the surface of a glass slide. Unlike the 50-mer SNP probes utilized in the 850K BeadChip microarray, BAC probes contain tens to hundreds of thousands of nucleotides per probe, and rely on extensive complimentary base pairing of single stranded patient and reference DNA. To test the embryo's genomic DNA, it is first fragmented and then amplified using Illumina's SurePlex DNA Amplification

System. The embryonic and reference DNA are then labeled with Cy3 and Cy5 fluorphores, mixed in equivalent amounts and allowed to co-hybridize with the arrayed BAC probes. After washing the array, it is scanned to measure the intensity of the Cy3 and Cy5 fluorphores and evaluated for differences in copy number between the test and reference DNA.

Diagnostics Market Segmentation

        In general, our diagnostic services and our test menu are focused around our highly specialized genomic microarray. While there are risks associated with billing and reimbursement of these highly specialized tests, we believe that our market position and test portfolio provide significant leverage in the rapidly growing personalized genomics/diagnostics space. Our test menu is further supplemented by what may be considered more routine tests, which allow us access to a broader, yet synergistic market. Our overall clinical market can be divided into four primary markets: (i) IVF testing, (ii) miscarriage analysis, (iii) prenatal diagnostic testing; and (iv) postnatal diagnostic testing. Our research indicates that the global market for prenatal and newborn genetic testing is estimated to be valued at $8.4 billion by 2019. In addition, our market analysis indicates that our potential client base for these markets can be divided into multiple general customer groups, as detailed below. Our services are therefore tailored to meet the specific needs of each of these customer segments.

  In Vitro Fertilization, or IVF, Diagnostic Testing

  •
  This market segment consists of approximately 480 IVF clinics nationwide. Testing is focused on screening embryos for aneuploidy (i.e., an abnormal chromosome complement) and is referred to as either Preimplantation Genetic Screening, or PGS, or Comprehensive Chromosomal Screening, or CCS. A significant proportion of embryos created through IVF have an abnormal chromosomal complement known as aneuploidy, and this percentage dramatically increases with age. The goal of PGS is to determine the chromosomal make-up of each embryo to help the IVF specialist identify the most suitable embryo(s) for transfer. Based on our market research, the majority of IVF clinics in the United States do not have an in-house laboratory capable of performing this high complexity testing, and therefore must send biopsy samples out to reference laboratories. Commercial laboratories providing PGS utilize a variety of technology platforms, including: real-time polymerase chain reaction, or PCR, array comparative genomic hybridization, SNP array, and next-generation sequencing, or NGS. We believe this market segment is rapidly growing due to the impact of delayed childbearing as well as the negative impact of increased obesity on fertility. As most insurers currently do not provide coverage benefits for IVF, our business model requires billing either the patient up-front for our services, typically through the patient's credit card, or the clinic rendering the IVF services, thus eliminating third-party reimbursement risk for our services provided to the patient. We estimate that the current total U.S. market for diagnostic testing in this segment is approximately $75 million per year.

  Miscarriage Analysis

  •
  Community-based hospital pathology laboratories and regional reference laboratories:  This segment of the market is characterized by hospitals that provide basic laboratory services but do not offer complex genetic testing, such as SNP microarrays. Generally speaking, in the past decade, most community hospitals have relied on traditional methods of chromosomal analysis, such as karyotyping or FISH for miscarriage testing; this testing is typically sent out to a specialty laboratory. However, based on more recent, highly compelling data demonstrating the superiority of microarray testing to karyotyping, we believe significant growth opportunities exist in this segment. This segment of the market is characterized by a preponderance of clients that require us to bill the patients' insurers directly, as opposed to engaging in an institutional, direct-bill relationship. We estimate that the current total U.S. market for diagnostic testing in this segment is approximately $300 million per year.

  •
  Physician groups:  In the developmental genetics market, physician groups collectively constitute a significant market opportunity. This segment of the market typically outsources all of their genetic testing services, meaning that they require a global level of service that necessitates processing all aspects of patient billing. The physicians that make up this market include reproductive endocrinologists, OB-GYNs and maternal fetal medicine, or MFM, specialists.

  •
  IVF Clinics:  In this market, miscarriage analysis is performed for patients who experienced a successful implantation of the embryo, but did not sustain the pregnancy.

  Prenatal Diagnostic Testing

  •
  Physician groups:  Prenatal diagnostic testing is performed on samples retrieved from specific diagnostic procedures performed during pregnancy. This testing can also be used as a confirmatory diagnostic analysis following maternal serum screening or non-invasive prenatal testing, or NIPT, or as a standalone diagnostic assay. There are two primary diagnostic procedures utilized to obtain a fetal sample: (i) chorionic villus sampling, in which a small sample of the placenta is biopsied; or (ii) amniocentesis, in which a small amount of amniotic fluid is collected. These procedures are performed by MFM specialists and some OB-GYNs. Typically, these physicians order testing directly from our laboratory. However, we also receive referrals for confirmatory diagnostic testing following abnormal NIPT results due to our partnership with Sequenom, Inc. This market continues to be important as diagnostic testing during pregnancy is critical to maternal clinical care. We estimate that the current total U.S. market for diagnostic testing in this segment is approximately $100 million per year.

  Postnatal Diagnostic Testing

  •
  Pediatric geneticists, pediatric neurology clinics and Children's Hospitals:  This market segment, particularly the Children's Hospital sector, generally has relatively comprehensive laboratory capabilities and performs most basic genetic and chromosomal testing in-house, such as chromosome analysis, FISH and PCR-based tests. These facilities typically provide comprehensive genetic counseling to their patients, which is a key component in the clinical evaluation and utilization of complex genomic assays in the pediatric diagnostic arena. Due to economic conditions, some institutions find themselves in the untenable situation of having limited access to third-party manufactured kit components and being unable to internalize such highly specialized genomic testing platforms due to lack of expertise in this area. This segment of the market typically outsources the testing completely. From a billing perspective, many of the customers in this segment prefer the direct billing model, and individual test pricing is negotiated with each institution. We estimate that the current total U.S. market for diagnostic testing in this segment is approximately $100 million per year.

Technologies

        In order to achieve the promise of personalized medicine, our objective is to provide a suite of molecular diagnostic tests based on the following microarray-based technologies.

  SNP Microarrays

        The Illumina microarray that we utilize was designed by a consortium of academic and commercial laboratories, including us, using content recommendations from the International Collaboration for Clinical Cytogenomics and the Sanger Institute. The resulting assay is a dense, high-resolution, whole-genome array that covers 3,262 dosage-sensitive genes that are known to be associated with genetic disorders and/or syndromes. Probe coverage is highly focused in regions of known clinical significance, with additional probes to provide coverage for the remainder of the genome, or the "genomic backbone". In addition to copy number evaluation, SNP probes provide genotypic information that can indicate imprinting disorders, regions of homozygosity that may contain a disease-causing gene, shared ancestry (which can lead to an increased risk for an autosomal recessive disorder in a child), and in the case of prenatal and miscarriage analysis, can detect maternal cell contamination.

        Meta-analyses and large prospective studies have demonstrated that microarray testing provides a significant increase in the detection rate of chromosomal abnormalities compared to standard cytogenetic testing (i.e., karyotyping and evaluation of the tips of chromosomes, called subtelomeres, by FISH). Although the percent increase varies based on the type of sample being tested (i.e., miscarriage tissue, pediatric sample, prenatal sample), the data has shown that standard chromosomal analysis misses many disorders that are easily identifiable by microarray testing. The ability to identify a specific cause for a disorder or the cause of a pregnancy loss assists not only with diagnostic management, but also with anticipatory care.

        In addition, microarrays have been shown to assist in the assessment of genetic instability in many types of cancer, such as breast, hematologic, brain, and the gastro-intestinal tract. Previously, chromosomal evaluation of tumors through standard testing, such as karyotyping, proved exceedingly difficult, as karyotyping and FISH both require live, actively dividing cells. Unlike karyotyping, however, microarray testing is DNA-based, meaning that it can be performed on non-living tissue, including tissue samples that have been fixed in formalin and embedded in paraffin, or FFPE, samples.

  SNP Microarray Analysis on FFPE Tissue

        In certain cases of miscarriage analysis, the tissue has typically been processed by a pathology laboratory by using formalin to fix the tissue and a paraffin block to store the fixed sample. To be a comprehensive service provider, it was critical that our microarray platform be able to evaluate genomic alterations not just in fresh miscarriage tissue, but also tissue from FFPE samples. Traditionally, working with FFPE samples has proven challenging because the fixation and storing process degrades the quality of the DNA. We believe we have successfully adapted our array protocol for analysis of FFPE specimens by using a specialized process, in which the fragmented DNA is restored to longer segments by ligating free DNA ends together prior to analysis. This restoration step makes the array particularly useful in analyzing DNA samples that are of poorer quality, such as older samples or tissue that has been strongly fixed in formalin. We believe this process and the results obtained from more than 1,575 FFPE samples have given us the proper protocol and the data to obtain robust results from FFPE samples.

  BAC Arrays for IVF Testing

        The Illumina array we use for PGS has been stringently validated. The BAC clones used on the array have been tested in more than 2,000 postnatal cases to ensure exclusion of copy number polymorphisms (i.e., normal copy number variability), and all of the genomic locations of each probe have been confirmed by FISH mapping and sequencing. They have also been validated in a blinded study using abnormal cell lines to ensure consistency and repeatability. Unlike the SNP array, the goal of this testing is to evaluate the sample for whole chromosome abnormalities, as it is primarily numeric chromosome abnormalities that occur in IVF embryos as opposed to structural abnormalities or segmental aneuploidies.

Our Services

  Overview

        We utilize the latest technologies to deliver molecular diagnostic services primarily in the area of reproductive health for the diagnosis of developmental disorders associated with intellectual disability, congenital anomalies, dysmorphic features, and autism spectrum disorders. Such disorders may be diagnosed in the prenatal period, the pediatric period, or as one of the factors leading to a miscarriage or stillbirth.

  Developmental Disorders: Prenatal and Pediatric Care

        The focus of our prenatal and postnatal microarray is to assist in diagnosing genomic syndromes associated with intellectual disability, developmental delays, congenital anomalies, dysmorphic features and autism spectrum disorders.

        Postnatal:    In 2014, the American Academy of Pediatrics, or AAP, released a clinical report in which it proclaimed microarray analysis as a first tier test for children with intellectual disability or global developmental delays. Prior to that, in 2010, the American College of Medical Genetics, or ACMG, which is the governing body for the utilization of genetic testing, recommended microarray testing in lieu of standard karyotyping children with intellectual disabilities, developmental disorders, congenital abnormalities, dysmorphic features, and autism/autism spectrum disorders based on the fact that microarray analysis doubled the detection rate of chromosomal abnormalities in these patients.

        Prenatal:    In 2013, following the publication of a large, prospective, multicenter trial designed to compare karyotyping to microarray analysis in the prenatal population (Wapner et al.), the American College of Obstetricians and Gynecologists, or ACOG, which is the governing body for the practice of medicine in the area of obstetrics and gynecology, recommended that microarray analysis be performed in lieu of standard karyotyping when fetal anomalies are present on ultrasound, and any time there is a fetal death or stillbirth. The College also recommended that microarray analysis be offered as an alternative to standard karyotyping for any patient undergoing a prenatal diagnostic procedure, given the increased sensitivity of microarray analysis to detect chromosomal abnormalities, even following a normal karyotype result.

        CMA provides critical information for families and their physicians. In prenatal care, it allows the physician and patient to make better pregnancy management and care decisions, as well as allowing for the opportunity to provide anticipatory care with respect to abnormalities that may be associated with a specific disorder that may not yet be recognizable. Such knowledge can inform decisions about where to deliver (such as at a tertiary care center for an infant with complex abnormalities) and how aggressive to be with neonatal support in very severe cases. In pediatric care, the same is true. Once the cause of a child's development disorder and/or congenital anomalies has been identified, parents, teachers and physicians can work toward ensuring that appropriate medical and educational care decisions are made based on the child's condition. And as with prenatal care, microarray analysis can assist in providing appropriate anticipatory care, such as initiating screening tests at an earlier age when the child's disorder is associated with an increased risk of a specific disorder or disease complication.

  Miscarriage, Intrauterine Fetal Death and Stillbirth Analysis

        As with prenatal and pediatric genetics, karyotyping has been considered the standard of care for evaluating pregnancy losses for chromosomal disorders. However, tissue from miscarriages, fetal deaths and stillbirths is difficult to culture (or grow) in the laboratory, and this culturing process is required in order to perform a karyotype. Microarray analysis is particularly useful in this arena, as it does not depend on the successful growth of a cell culture. Instead, it relies solely on the sample's DNA, which can be directly extracted from nearly any fetal tissue sample. While karyotyping fails to provide a result in between 20-50% of these cases, microarray testing is able to provide a result greater than 90% of the time. This is particularly beneficial in the analysis of first trimester pregnancy loss, as it is estimated that 50-60% of all first trimester losses are due to chromosomal abnormalities. Being able to identify the cause of the miscarriage in one out of every two women means that physicians are better able to provide personalized reproductive counseling and plan future pregnancy management for a much larger segment of their patient population.

  IVF: Preimplantation Genetic Screening

        In IVF testing, PGS was traditionally performed on cleavage stage (Day 3) embryos where one or two cells of the embryo were obtained through biopsy for testing. In recent years, there has been a shift towards biopsying multiple cells from the trophectoderm of blastocyst (Day 5) embryos. PGS is most often utilized where there is a history of reproductive failure, recurrent pregnancy loss, a previous aneuploid pregnancy, family history of aneuploidy, or advanced maternal age. We believe that approximately 25% of IVF cycles in the United States involve the use of PGS. Previous attempts at 24 chromosome screening through the use of FISH proved to be untrustworthy, so a number of different technologies have since been utilized for PGS, including quantitative PCR, array CGH, SNP microarray, and NGS. At present, it is not clear which of these technologies will prove optimal for routine clinical use. There are a number of studies comparing aCGH to NGS which indicate that NGS may have greater sensitivity when it comes to mosaicism (i.e., a mix of normal and abnormal cells). However, the clinical relevance of this information has yet to be determined.

  The Evolution of Our Clinical Microarray Testing

        In 2006, we introduced our first developmental disorders microarray, which detected over 50 different genetic disorders in one multiplexed analysis. In October 2006, the U.S. Food and Drug Administration, or FDA, indicated that this test did not require approval under its guidance as it did not meet the definition of an In Vitro Diagnostics Multivariate Index Analysis, or IVDMIA. Following this determination, we launched our microarray test under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, guidelines for use in the clinical care of patients. Since then, we have launched several upgrades of this test. Our current microarray offering is capable of identifying more than 500 recurrent syndromic and non-syndromic genetic disorders, ranging from common conditions, such as Down syndrome (trisomy 21) and DiGeorge syndrome (deletion 22q11.2), to much more rare disorders.

        We continue to monitor peer-reviewed publications for information that allows us to make either incremental improvement to the current array design, or significant changes for a new version of our array. As an example of our publication-driven approach, as early as 2009, we began to include specific coverage of regions shown to be strongly associated with autism spectrum disorders, or ASDs, or predisposition to ASDs, long before the guidelines to testing children with autism/ASDs included microarray analysis. It is now recognized that approximately 7% of all children with an ASD have a genomic abnormality that is identifiable by microarray. This contributes to the clinical recommendation that chromosomal microarray analysis be offered to all individuals with an ASD as part of a first-tier diagnostic evaluation. Implementation and use of this high density whole-genome array provides valuable and clinically actionable information for over 10% of all pediatric patients evaluated for neurodevelopmental disorders. Significantly, recent studies from our group and others have enabled us to have a clearer appreciation of the extent and nature of structural variation in the human genome in health and disease. Additionally, the ability to identify recurrent and rare structural imbalances by microarray analysis is now allowing us to decipher potential mechanisms that result in complex chromosomal rearrangements with adverse phenotypic impact. Therefore, we believe that not only are we solving challenging diagnostic dilemmas for patients and their families, but also providing valuable long-term care and prognostic information.

        More significantly, based upon an ongoing evaluation of current medical literature and critical evaluation of multiple microarray platforms available for clinical use, we adopted a microarray platform that analyzes SNPs across the genome at an extremely high resolution. In addition to assessing genomic copy number variations, analysis of SNPs enables detection of regions of heterozygosity involving single or multiple chromosomes, which may provide clues towards identifying possible genetic imprinting disorders and / or situations that increases the risk of autosomal recessive disorders due to shared ancestry. In the miscarriage analysis space, in addition to allowing identification of a whole spectrum of whole-chromosome and segmental genomic imbalances, SNPs readily enable detection of triploidy, molar pregnancies, and maternal cell contamination, thereby decreasing the number of additional ancillary testing often required for such samples.

Our Strategy

        Our strategic intent is to become the preeminent diagnostic services laboratory for reproductive healthcare testing using the best technologies available. In our efforts to achieve this, we leverage our direct sales team to market our IVF testing, prenatal diagnostic testing, postnatal testing, miscarriage analysis testing. In addition, we have established pathology partnerships and strategic alliances with industry partners to increase our commercial distribution footprint.

  Direct Sales Efforts

        Our sales and marketing representatives aggressively market our PGS, miscarriage analysis and prenatal diagnostic microarray testing to four primary physician groups: OB/GYNs, MFMs, reproductive endocrinologists in IVF clinics and the historically underserved Pathology community. It is primarily the OB/GYN, and occasionally the MFM, who perform the surgical procedure to remove fetal and placental tissue from the uterus following a miscarriage or fetal death. Pathologists are the custodians of this tissue and are often charged with determining which reference lab to utilize for send-out testing on these specimens. Embryologists in the IVF clinics conduct the biopsies of embryos in the clinic. MFMs conduct the CVS and amnio procedures, often in clinic as well. For the miscarriage analysis market, our strategic sales approach is to engage with, and sell to, the multiple decision-makers in the laboratory and the clinic, culminating with the pathologist. We believe this pathology-centric approach to miscarriage analysis testing gives us a competitive edge against our competitors in that our competitors' primary sales call point is the medical office clinician and their primary test offering focus is on other product or service lines in developmental testing.

        In December 2012, two studies by the National Institute of Health, which were published in the New England Journal of Medicine, demonstrated the diagnostic superiority of microarray analysis compared to traditional karyotyping for both stillbirths (Reddy, et al.) and prenatal diagnosis for ongoing pregnancies (Wapner, et al.). As mentioned above, in December 2013, ACOG issued a Committee Opinion not only recommending microarray analysis in lieu of karyotyping for fetal death and stillbirths, but also as a superior test modality for prenatal diagnosis. We are leveraging our direct sales channel and our strategic partners' channels to capitalize on the prenatal diagnostic testing opportunity created by the publishing of these landmark studies and the recommendation of ACOG, which we believe highlights the superiority of microarray testing compared to traditional testing, such as karyotyping and FISH.

  Strategic Alliances

        Strategic alliances with established industry partners allow us to round-out our test menu to offer complete testing solutions to MFM specialists, reproductive endocrinologists, and OB/GYNs, and to capitalize on the demand for complementary test options, such as NIPT, which remains a screening modality. We have established several key partnerships in the past, most notably with Sequenom, Inc., whereby we entered into a collaboration agreement to market and promote microarray analysis to confirm abnormal NIPT results and to offer a broader scope of detection of chromosomal abnormalities for patients undergoing diagnostic testing after obtaining normal NIPT screening results.

        In addition, we have focused our reimbursement efforts on maximizing collections for all of the tests that we perform. We internalized our billing and collections process in 2012, and are augmenting our billing and reimbursement department to secure future positive coverage decisions and optimize payer relations. We are also focused on increasing our managed care relationships, and have previously announced payor contracts covering our suite of diagnostics services, and expect to execute additional payor contracts in the future.

Billing and Reimbursement

  Payor Categories

        Revenues from our clinical laboratory tests are generated primarily from the provision of test results to the referring healthcare provider, however reimbursement can come from several different sources. Depending on the billing arrangement and applicable law, parties that reimburse us for our services include direct-bill customers, third-party payors and individual patients. Where there is a coverage policy, contract or agreement in place, we bill the third-party payor, the hospital or referring laboratory as well as the patient (for deductibles and coinsurance or copayments, where applicable) in accordance with the policy or contractual terms. Where there is no coverage policy, contract or agreement in place, we pursue reimbursement on behalf of each patient on a case-by-case basis and rely on applicable billing standards to guide our claims process.

        Our direct-bill payors include healthcare institutions such as hospitals and clinics, and in some circumstances, patients themselves. For the direct-bill and individual patient categories, our diagnostic services are billed and revenues are recognized at established contractual rates, once the test results have been delivered to the ordering physician.

        Third-party payors include organizations such as commercial insurance companies, as well as government payors including Medicare and Medicaid. We bill our tests to these payors using individual billing codes known as Common Procedural Terminology, or CPT, codes established for array-based laboratory diagnostic testing. For the non-governmental third-party payor category, our diagnostic services are billed at our list prices for the tests performed, but they are recognized for accounting and financial reporting purposes as diagnostic service revenues based upon the amounts expected to be collected. The difference between the amount billed to each payor and the amount expected to be collected is recorded as a contractual allowance. For governmental payors, we recognize revenues based upon published fee schedules established by the Centers for Medicare and Medicaid Services, or CMS, or various state Medicaid fee schedules.

  CPT Coding

        CPT codes are the main data code set used by physicians, hospitals, laboratories and other health care professionals to report separately-payable clinical laboratory tests for reimbursement purposes. The CPT coding system is maintained and updated on an annual basis by the American Medical Association, or AMA. In 2012, the AMA added over one hundred new CPT codes for specific molecular tests such as ours. These new codes replaced the more general "stacking" codes that were previously used to bill for these services, and they became effective January 2013. In the Final Physician Fee Schedule Rule, which was issued in November 2012, CMS stated that it had determined it would pay for the new codes as clinical laboratory tests, which are payable on the Clinical Laboratory Fee Schedule, or CLFS. Although the various Medicare Administrative Contractors, or MACs, established pricing based on a "gap filling" methodology, not all of the codes were priced by CMS, and were omitted from the 2014, 2015, and 2016 CLFS. Among these were molecular codes we use in billing for our microarray testing.

        The omission of certain CPT codes utilized by us from the CLFS could have an adverse impact on our revenue and cash reimbursement going forward. We continue to work with industry advisory groups to determine what information and action is needed to ensure continued reimbursement. There is a possibility that other third-party payors will not establish positive or adequate coverage policies or reimbursement rates.

  Reimbursement

        For the years ended December 31, 2015 and 2014, approximately 27% and 30% of our diagnostic services revenues were derived from direct bill customers, 68% and 68% from third-party commercial insurance carriers, 3% and 2% from government payors, including Medicare and several state Medicaid plans, and 2% and 0% from private pay customers, respectively.

        With respect to the third-party payors that we bill, we are considered an "out-of-network" provider with the majority of the carriers, resulting in varying expected reimbursement amounts, which we believe is not unusual for a company such as ours that offers highly specialized and/or unique testing. An "in-network" provider has a contracted arrangement with the insurance company or benefits provider. This contract governs, among other things, service-level agreements and reimbursement rates. In certain instances, an insurance company may negotiate an "in-network" rate for our testing rather than pay the typical "out-of-network" rate. During our operating history, we have been able to receive reimbursement for most of our tests from major commercial third-party payors based on their established policies. Our efforts in obtaining reimbursement based on individual claims, including pursuing appeals or reconsiderations of claims denials, require a substantial amount of time and effort, and bills may not be paid for many months, if at all. Furthermore, if a third-party payor denies coverage after final appeal, payment may not be received. We implemented a revenue cycle management system and have expanded our billing and collections department to address these issues. We have also executed managed care contracts to become "in-network" with certain third-party payors, and continue to seek additional in-network contracts. However, we cannot predict whether, or under what circumstances, payors will reimburse our microarray tests. Payment amounts can also vary across individual policies. Denial of coverage by payors, or reimbursement at inadequate levels, will have a material adverse impact on market acceptance of our tests.

Governmental Regulation

        Our business is subject to extensive laws and regulations as described below. It is impossible to predict what future changes will be made to federal, state and local laws and regulations and the impact that such changes may have on us.

  The Patient Protection and Affordable Care Act

        Comprehensive health care reform legislation passed in 2010 and titled The Patient Protection and Affordable Care Act, or ACA, instituted permanent cuts to the CLFS, which are in addition to the automatic sequestration reductions mandated by the Budget Control Act of 2011. The ACA contains a number of provisions that are expected to impact our business and operations, albeit in ways we cannot currently predict. Provisions governing enrollment in federal healthcare programs, reimbursement changes, and the treatment of fraud and abuse will impact existing government healthcare programs and will result in the development of new programs. Generally, the ACA and private payers continue to experiment with various payment mechanisms designed to contain costs, for example, accountable care and managed care organizations. These reforms present challenges and unpredictability to laboratories like ours.

  Clinical Laboratory Improvement Amendments of 1988, or CLIA

        As a clinical reference laboratory, we are required to hold certain federal, state and local licenses as well as certain certifications and permits to conduct our business. Under CLIA, we are required to hold a certificate applicable to the type of work we perform and to comply with standards covering personnel, facilities administration, quality systems and proficiency testing. We have a certificate of accreditation under CLIA to perform testing and are accredited by the College of American Pathologists, or CAP. To renew our CLIA certificate, we are subject to periodic inspection standards applicable to the testing we perform. Should regulatory compliance requirements become substantially more complex, operational costs at our lab might increase in the future. If our laboratory is out of compliance with CLIA requirements, we may be subject to certain sanctions including suspension or revocation of our CLIA certificate and various civil and/or criminal penalties. We must maintain CLIA compliance and certification to be eligible to bill for services provided to Medicare beneficiaries. If we were to be found out of compliance with CLIA program requirements and subjected to sanction, our business could be harmed. We are not able to guarantee that we will pass all future license and/or certification inspections.

  U.S. Food and Drug Administration, or FDA

        Regulations by the FDA regarding genetic testing are in a state of flux and changes to these regulations could dramatically affect the molecular diagnostics industry in the near future. While the FDA has the authority to regulate laboratory developed tests, or LDTs, it has generally exercised enforcement discretion in the area of LDTs performed by CLIA-certified laboratories. However, with the advent of Direct-to-Consumer DNA testing (i.e., testing that is marketed directly to the public, does not require a physician's order, and provides risk factor information rather than diagnostic or prognostic information), genomic testing using microarray technology (particularly single nucleotide polymorphism arrays) has come under scrutiny. In July 2010, the FDA held a two-day public meeting to obtain input from key stakeholders, including physicians, laboratory directors, regulatory and accrediting body members and the general public, regarding the structuring of a regulatory framework for LDTs. During this meeting, we believe that it became clear that the FDA's primary concern had less to do with CLIA-certified laboratories (such as ours) performing clinical microarray testing (i.e., testing ordered by a physician for medically necessary reasons, including disease diagnosis, monitoring and treatment decisions) and more to do with Direct-to-Consumer laboratories performing non-clinical testing that relies on what the FDA has referred to as "black box" proprietary algorithms to interpret their microarray data. This meeting came on the heels of a U.S. Government Accountability Office report entitled "Direct-to-Consumer Genetic Tests: Misleading Test Results are Further Complicated By Deceptive Marketing and Other Questionable Practices."

        On October 3, 2014, the FDA published two draft guidance documents regarding proposals for the regulation of LDTs in the Federal Register. The 120-day public comment period on the draft documents began at issuance and lasted until February 2, 2015. Since this time, industry stakeholders have responded to the FDA draft guidance document, both for and against, with the only certainty being that a change in how LDTs will be monitored and by what federal agency are on the horizon. While key physician groups, such as the American Medical Association and the American College of Medical Genetics have vigorously engaged the FDA due to concerns about limitations on patient access to critical diagnostic testing, it is not clear what the FDA's final decisions will be in this respect. There can be no assurance that changes to the FDA's involvement in LDTs will not negatively impact our business. Generally speaking, the FDA and the legislative branch frequently entertain proposals that would increase FDA oversight of laboratories like ours and the testing that we conduct. The outcome and impact of such proposals on our business is impossible to predict. The FDA may impose a range of penalties for non-compliance with any of its rules, including recalls, injunctions and sanctions, any of which would negatively impact our business.

  Health Insurance Portability and Accountability Act, or HIPAA

        Under HIPAA, the U.S. Department of Health and Human Services issued regulations to protect the privacy of individuals' personal medical and health information through the implementation of security measures that govern how such data is stored and maintained, and to limit the disclosure of this "protected health information" to only those who receive specific authorization from the individual. The federal Health Information Technology for Economic and Clinical Health Act, or HITECH, enacted in February 2009, expanded the HIPAA rules significantly, in particular HIPAA enforcement. For example, HITECH authorizes state attorneys general to bring civil actions on behalf of state residents and it requires HHS to conduct extensive auditing. Perhaps most importantly, HITECH renders HIPAA directly applicable to the "business associates" of covered entities, which in some cases may mean us. The omnibus regulation implementing most of the HITECH provisions was published in January 2013. In February 2014, CMS issued final rules amending HIPAA to provide individuals or their personal representatives with the right to receive copies of their test reports from laboratories covered by HIPAA and/or to request that such test reports be transmitted to certain third parties. This rule preempts many state laws that prohibit laboratories like ours from directly providing individuals with their test reports. Violations of HIPAA regulations include civil and criminal penalties, including up to ten years imprisonment. Consequently, our policies and procedures are designed to comply with such regulations. The requirements under these regulations may change periodically and we will continue to monitor such changes.

        There are also a number of state laws governing confidentiality of health information that are applicable to our operations, and new laws governing privacy may be adopted in the future. Violation of such laws could affect our applicable state licensure and could also result in criminal and/or civil penalties.

        In addition, HIPAA and many state laws would require that we provide a written notification to affected individuals, certain federal and state agencies, and possibly the media if we suffered a breach of personal medical or health information. While we believe that we comply with regulations currently, we can provide no assurance that we are or will remain in compliance with diverse privacy requirements as they develop.

        We believe that we are in compliance with the current Transactions and Code Sets Rule. We have transitioned from use of ICD-9-CM to ICD-10-CM as of October 1, 2015. Experience to date with use of ICD-10-CM shows no negative effects on our receipts and net revenue. We also believe that we are in compliance with the Operating Rules for electronic funds transfers and remittance advice transactions. We will continue to assess our computer systems to ensure compliance with such requirements.

  Federal and State Insurance Regulations, Self-referral Prohibitions and Anti-kickback Laws

        We are subject to federal and state laws, such as the Federal False Claims Act, state false claims acts, the illegal remuneration provisions of the Social Security Act, the federal anti-kickback laws, state anti-kickback laws, and the federal "Stark" laws, that govern financial and other arrangements among healthcare providers, their owners, vendors and referral sources, and that are intended to prevent healthcare fraud and abuse. Among other things, these laws prohibit kickbacks, bribes and rebates, as well as other direct and indirect payments or fee splitting arrangements that are designed to induce the referral of patients to a particular provider for medical products or services payable by any federal healthcare program, and prohibit presenting a false or misleading claim for payment under a federal or state program. They also prohibit some physician self-referrals. These laws are liberally interpreted and aggressively enforced by multiple state and federal agencies and law enforcement (including individual "qui tam" plaintiffs) and such enforcement is increasing. For example, the ACA increased funding for federal enforcement actions and many states have established their own Medicare/Medicaid Fraud Units and require providers to conspicuously post the applicable Unit's hotline number. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in federal and state reimbursement programs and civil and criminal penalties. Changes in these laws at all levels of government are frequent and could increase our cost of doing business. If we fail to comply, even inadvertently, with any of these requirements, we could be required to alter our operations, refund payments to the government, lose our licensure or accreditation, enter into corporate integrity, deferred prosecution or similar agreements with state or federal government agencies, and become subject to significant civil and criminal penalties.

  State Laboratory Licensing

        In addition to federal certification requirements of laboratories under CLIA, licensure is required and maintained for our clinical reference laboratory under California law. We currently maintain a license in good standing with the California Department of Health Services, or DHS, but if our clinical reference laboratory is found to be out of compliance with California standards, our license may be suspended or revoked by the California DHS, and we may be subject to fines and penalties.

        We must also satisfy various application and provisional requirements for other states in which we desire to conduct business, and we have obtained licenses for Florida, Maryland, Pennsylvania and Rhode Island. We are licensed by the New York State Department of Health to perform prenatal and postnatal/pediatric cytogenetic testing and microarray analysis for pediatric care and miscarriage analysis, and our PGS test offering is pending approval. We may become aware from time to time of additional states that require out-of-state laboratories to obtain licensure in order to accept patient specimens from those states, and it is possible that other states do have such requirements or will have such requirements in the future. If we identify any other state with such requirements or if we are contacted by any other states advising us of such requirements, we intend to strictly adhere to the instructions and guidelines from the state regulators as to how we should comply with such requirements. There can be no assurance, however, that our efforts to comply will be successful.

Commercial Operations

        All services offered by us are performed in our CLIA certified, CAP accredited clinical laboratory in Irvine, California. Our commercial operations infrastructure includes sales, marketing, clinical support services and billing/reimbursement. We continue to build a nationally focused commercialization strategy by interacting directly with pathologists, medical geneticists, maternal fetal medicine specialists, reproductive endocrinologists, obstetrician and gynecologists, pediatric neurologists and genetic counselors. The market-specific experience of our direct sales force, coupled with regional and local territory experience, is expected to increase physician awareness and demand for our services. Our marketing and clinical support services teams work in tandem to increase awareness and appropriate utilization of our services by both physicians and patients. Our marketing initiatives include traditional marketing tactics such as physician education, professional medical society and advocacy tradeshows as well as web based initiatives. Our billing and reimbursement team works to facilitate access to our services by assisting ordering physicians and their patients with healthcare insurance billing, appeal processes, patient payment options, and securing managed care contracts with willing payers. In addition to our direct sales approach, we actively market our services to other laboratories through pathology partnerships and through strategic alliances with complementary industry partners.

Seasonality

        Our business is subject to the impact of seasonality, particularly during the mid-summer months when patients tend to be less likely to visit their healthcare providers for diagnostic testing due to vacations, in the latter part of December and early January when many IVF clinics close down for annual maintenance. In addition, during the winter months, disruptions in transportation due to inclement weather may affect not only patients' ability to visit their healthcare providers, but it may also prompt provider concerns about potential disruption or delay in sample processing, both of which negatively impact our business. Consequently, the demand for our services, in general, could be subject to declines in the summer and during periods of severe weather.

Patents, Trademarks and Licenses

        As a part of our corporate restructuring that occurred in 2010, many of the patents listed below were licensed to a private company, CustomArray, Inc., for which we receive minimum royalties of $100,000 per year. The intellectual property rights listed below are not currently used in our molecular diagnostics services business.

        In the United States, we have been issued ten United States patents related to our former CustomArray tools business. Three of these patents (U.S. Patent Nos. 6,093,302 and 6,280,595, which expire on January 5, 2018 and 6,444,111, which expires October 13, 2019) are first generation technology relating to methods for electrochemical synthesis of arrays of DNA and other biological materials as well as non-biological materials. The fourth United States Patent (U.S. Patent No. 6,456,942 which expires January 25, 2020) describes and claims a network infrastructure for array synthesis and analysis. The fifth United States Patent (U.S. Patent No. 7,075,187 which expires November 9, 2021) describes and claims a porous coating material that covers electrodes and is used as a three-dimensional support material for electrochemical synthesis on the individual electrodes of an array of electrodes. The sixth (U.S. Patent No. 7,323,320 which expires September 12, 2022) and seventh (U.S. Patent No. 7,563,600 which expires September 12, 2022) United States Patents have been assigned to another company. The eighth United States Patent (U.S. Patent No. 7,507,837 which expires December 22, 2025) describes and claims a process for performing an isolated palladium (II)-mediated oxidation reaction on our electrode for building libraries of organic compounds electrochemically and in parallel. The ninth United States Patent (U.S. Patent No. 7,541,314 which expires February 24, 2026) describes and claims a microarray with a linker that is cleaved by a base for use in selective removal of oligonucleotides from the microarray. A tenth United States Patent (U.S. Patent No. 7,718,579 which expires September 13, 2024) describes and claims method for electrochemical removal of acid-labile protecting groups on an electrode microarray using an organic solution. Corresponding patents describing and claiming methods for electrochemical synthesis of arrays have been issued to us in the European Union, Australia, and Taiwan and are pending in the remaining major industrialized markets.

        We seek to protect our corporate identity and services with trademarks and service marks. In addition, our trademark strategy includes protecting the identity and goodwill associated with our technologies and services. Currently, our registered trademarks include COMBIMATRIX®.

        We attempt to obtain licenses to the patent rights of others when required to meet our business objectives. For example, we purchase chemical reagents from suppliers who are licensed under appropriate patent rights. Further, our policy is to obtain licenses from patent holders for our services whenever such licenses are required. We evaluate if and when a license is needed or required depending upon the individual circumstance.

Competition

        We believe that competition within our market is increasing. Our business competitors in the United States include regional clinical microarray laboratories, both commercial and academic, as well as large national companies such as LabCorp, Quest Diagnostics, Natera, Progenity, and approximately ten others. Some of these competitors may possess greater financial, technical, human and other resources than we do. In addition, technological advances or entirely different approaches developed by one or more of our competitors could render our services obsolete or uneconomical. The existing approaches of competitors or new approaches or technology developed by competitors may be more effective than those developed by or currently utilized by us.

        Our market is rapidly changing, and we expect to face additional competition from new market entrants, new product and service developments and consolidation of our existing competitors. As new competitors emerge, the intensity of competition may increase in the future. An example of this is the emergence of NIPT companies in the past several years. These companies offer a screening test based on the analysis of cell-free fetal DNA in the maternal blood stream as opposed to the analysis of pregnancy-related hormones and proteins, as has been the standard of care for several decades. Despite improvements to detection rates, NIPT remains a screening test, and as such, clinical guidelines recommend that all positive NIPT results be confirmed with diagnostic testing performed using an invasive technique, such as chorionic villus sampling or amniocentesis.

Research and Development

        Our research and development activities primarily relate to the development and validation of diagnostic tests in connection with our specialized PGS, miscarriage analysis, prenatal and pediatric developmental disorder genetic tests.

Employees

        As of December 31, 2015, we had 65 full-time-equivalent employees, one of whom is an M.D. and another of whom is a Ph.D. We believe that we maintain good relationships with our employees and are not subject to collective bargaining arrangements.

Environmental Matters

        Our operations involve the use, transportation, storage and disposal of hazardous substances. As a result, we are subject to environmental and health and safety laws and regulations. The cost of complying with these and any future environmental regulations could be substantial, though historically such costs have not been significant. In addition, if we fail to comply with environmental laws and regulations, or release any hazardous substances into the environment, we could be exposed to substantial liability in the form of fines, penalties, remediation costs and other damages and could even suffer a curtailment or shut down of our operations.

Available Information

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

        Additional financial and company-related information can be found in the Investor Relations section of our website at www.combimatrix.com. Our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are made available free of charge on our website as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. Information contained on our web site is not part of this prospectus or our other filings with the SEC.

        The charters of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee are available on the Investor Relations section of our website under "Corporate Governance." Also available on that section of our website is our Code of Business Conduct and Ethics, which we expect every employee, officer and director to read, understand and abide by. This information is also available by writing to us at CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, CA 92618, Attn: Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information regarding the beneficial ownership of our common stock as of January 31, 2016 by (a) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock; (b) each of our named executive officers; (c) each of our directors; and (d) all of our current directors and executive officers as a group. The table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G filed with the SEC.

        Percentage ownership in the table below is based on 851,081 shares of common stock outstanding as of January 31, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Any securities not outstanding but which are subject to options or warrants exercisable within 60 days of January 31, 2016 are deemed outstanding and beneficially owned for the purpose of computing the percentage of outstanding common stock beneficially owned by the stockholder holding such options or warrants, but are not deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by any other stockholder.

        Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. The address for each director or named executive officer is c/o CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618.

Name of Beneficial Owner	No. of Shares Beneficially Owned	Percentage
Officers and Directors
Mark McDonough(1)	11,938	1.4%
Scott R. Burell(2)	5,903	*
Robert E. Hoffman(3)	4,127	*
R. Judd Jessup(4)	3,944	*
Scott Gottlieb, M.D.(5)	1,535	*
Jeremy M. Jones(6)	990	*
Lâle White(7)	241	*

All current directors and executive officers as a group (7 persons)	28,678	3.3%
5% Stockholders Not Listed Above
Edward A. Hamilton(8)	115,230	13.5%
Alpha Capital Anstalt(9)	85,022	9.9%
Entities affiliated with Acuta Capital Partners LLC(10)	47,431	5.6%
Perkins Capital Management, Inc.(11)	66,301	7.4%

*
Less than 1.0%.

(1)
Includes 3,586 shares of common stock. Also includes options to purchase 6,071 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 2,281 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(2)
Includes 1,631 shares of common stock. Also includes options to purchase 3,106 shares of common stock and warrants to purchase 26 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 1,140 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(3)
Includes 2,118 shares of common stock. Also includes options to purchase 99 shares of common stock and warrants to purchase 1,619 shares of common stock. Also includes 291 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(4)
Includes 500 shares of common stock. Also includes options to purchase 2,765 shares of common stock and warrants to purchase 388 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 291 restricted stock units that are scheduled to vest within 60 days of January 31, 2016. Shares and warrants are held by the R. Judd & Charlene L. Jessup Trust.

(5)
Includes 513 shares of common stock and options to purchase 731 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 291 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(6)
Includes 500 shares of common stock and options to purchase 199 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 291 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(7)
Includes options to purchase 33 shares of common stock that were exercisable within 60 days of January 31, 2016. Also includes 208 restricted stock units that are scheduled to vest within 60 days of January 31, 2016.

(8)
Includes 1,128,308 shares jointly held by Mr. Hamilton and his spouse, with whom Mr. Hamilton shares voting and dispositive power over such shares. The reported mailing address for Mr. Hamilton is 5925 Carnegie Boulevard, Suite 200, Charlotte, NC 28210. Information based solely upon investor filings with the SEC.

(9)
The securities held by Alpha Capital Anstalt are subject to a blocker that would prevent Alpha Capital Anstalt's ownership at any given time from exceeding 9.99% of our outstanding common stock. Absent this blocker and assuming all such securities are convertible or exercisable within 60 days of January 31, 2016, Alpha Capital Anstalt would beneficially own an aggregate of 411,812 shares, or 48.4%, of our common stock, consisting of an aggregate of 18,965 shares of common stock, 41 shares of common stock issuable upon exercise of warrants issued in our Series A preferred stock financing, 6 shares of common stock issuable upon exercise of additional warrants issued in June 2014, 18,334 shares of common stock issuable upon exercise of warrants issued in our Series B preferred stock financing, 54,646 shares of common stock issuable upon exercise of warrants issued in our Series C preferred stock financing, 129,450 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 68,463 shares of common stock issuable upon conversion of Series E preferred stock, 38,096 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 83,811 shares of common stock issuable upon exercise of private placement warrants issued in April 2015. Konrad Ackermann has voting and investment power over such shares beneficially owned by Alpha Capital Anstalt. The reported mailing address for Alpha Capital Anstalt is Lettstrasse 32, 9490, Vaduz, Liechtenstein. Information based upon investor filings with the SEC.

(10)
The securities held by the entities affiliated with Acuta Capital Partners, LLC (formerly Longwood Capital Partners, LLC) are subject to a blocker that would prevent the exercise and/or conversion of such securities if such entities' aggregate ownership at any given time would exceed 4.99% of our outstanding common stock after such exercise and/or conversion. Absent such blocker and assuming all such securities are convertible or exercisable within 60 days of January 31, 2016, the entities affiliated with Acuta Capital Partners, LLC together would beneficially own an aggregate of 90,651 shares, or 10.7%, of our common stock, consisting of an aggregate of 47,431 shares of common stock, 19,419 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 8,559 shares of common stock issuable upon conversion of Series E preferred stock, 4,763 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 10,479 shares of common stock issuable upon exercise of private placement warrants issued in April 2015. Of these amounts, absent the blocker and assuming all such securities are convertible or exercisable within 60 days of January 31, 2016, Acuta Capital Fund, LP would beneficially own an aggregate of 43,024 shares, or 5.1%, of our common stock, consisting of 21,485 shares of common stock, 8,418 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 4,707 shares of common stock issuable upon conversion of Series E preferred stock, 2,620 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 5,794 shares of common stock issuable upon exercise of private placement warrants issued in April 2015; Acuta Opportunity Fund, LP would beneficially own an aggregate of 16,616 shares, or 2.0%, of our common stock, consisting of 6,407 shares of common stock, 4,528 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 2,054 shares of common stock issuable upon conversion of Series E preferred stock, 1,143 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 2,484 shares of common stock issuable upon exercise of private placement warrants issued in April 2015; and 2B LLC would beneficially own an aggregate of 31,011 shares, or 3.6%, of our common stock, consisting of 19,539 shares of common stock, 6,473 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 1,798 shares of common stock issuable upon conversion of Series E preferred stock, 1,000 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 2,201 shares of common stock issuable upon exercise of private placement warrants issued in April 2015. Richard Lin is the Managing Member of Acuta Capital Partners, LLC, which has voting and investment power over all of the shares beneficially owned by Acuta Capital Fund, LP, Acuta Opportunity Fund, LP and 2B LLC. Mr. Lin disclaims beneficial ownership over all of the shares beneficially owned by Acuta Capital Fund, LP, Acuta Opportunity Fund, LP and 2B LLC, except to the extent of his pecuniary interest therein. The reported mailing address for Acuta Capital Partners, LLC is 1301 Shoreway Road, Suite 350, Belmont, California 94002. Information based upon investor filings with the SEC.

(11)
Consists of 24,231 shares of common stock, 11,207 shares of common stock issuable upon exercise of warrants issued in our Series A preferred stock financing, 1,680 shares of common stock issuable upon exercise of additional warrants issued in June 2014, 11,813 shares of common stock issuable upon exercise of warrants issued in our Series D preferred stock financing, 6,247 shares of common stock issuable upon conversion of Series E preferred stock, 3,476 shares of common stock issuable upon exercise of warrants issued in our Series E preferred stock financing and 7,647 shares of common stock issuable upon exercise of private placement warrants issued in April 2015. Richard C. Perkins has voting and investment power over the shares. The reported mailing address for Perkins Capital Management, Inc. is 730 Lake Street East, Wayzata, Minnesota 55391. Information based upon investor filings with the SEC.

 DESCRIPTION OF CAPITAL STOCK

        The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our bylaws, as amended, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Capital Stock

Common Stock and Preferred Stock

        We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of March 17, 2016, we had 856,929 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors, or the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

        Except as described below with respect to investors in our our Series E preferred stock financing and the April 2011 Investors Rights Agreement, holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of Series E preferred stock or shares of any other series of preferred stock which we may designate and issue in the future without further stockholder approval. The outstanding shares of common stock are fully paid and nonassessable and shares of common stock issued under this prospectus will be fully paid and nonassessable upon issuance. Our common stock is traded on The NASDAQ Capital Market under the symbol "CBMX."

        We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share. Our Board is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

        The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Series A Preferred Stock

        In 2012, we consummated a Series A preferred stock financing, pursuant to which we issued and sold shares of Series A 6% convertible preferred stock and warrants to purchase common stock. Although there currently are no outstanding shares of Series A preferred stock, we still have certain other obligations in connection with the Series A preferred stock financing as described below.

        On September 28, 2012, we entered into a Registration Rights Agreement with the Series A Investors which requires us to maintain effective registration statements with the SEC registering for resale the shares of common stock issuable upon exercise of the Series A Warrants (including any additional shares of common stock issuable in connection with any anti-dilution provisions of the Series A Warrants).

        Until all Series A Investors no longer hold Series A Warrants, without the consent of the holders of a majority of the Series A Warrants then outstanding: (i) we may not sell any variable rate securities or dilutive securities except for certain exempt issuances; (ii) if we enter into a subsequent financing on more favorable terms than the Series A preferred stock financing, then the agreements between us and the Series A Investors may be amended to include such more favorable terms; and (iii) we may not sell securities at an effective price per share less than $73.65 except for certain exempt issuances.

Series B Preferred Stock

        In 2013, we consummated a Series B preferred stock financing through a registered direct offering, pursuant to which we issued and sold shares of Series B 6% convertible preferred stock and warrants to purchase common stock. Although there currently are no outstanding shares of Series B preferred stock, we still have certain other obligations in connection with the Series B preferred stock financing as described below.

        We have agreed with the Series B Investor that while such Series B Investor holds Series B Warrants, we will not effect or enter into an agreement to effect a variable rate transaction, which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.

        We also have agreed with the Series B Investor that, except under certain permitted circumstances, until the time that less than 7.5% of the Series B Warrants remain outstanding, neither we nor our subsidiary shall issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the Series B Warrants without the consent of the holders of a majority of the Series B Warrants then outstanding.

Series C Preferred Stock

        In 2013, we consummated a Series C preferred stock financing, pursuant to which we issued and sold shares of Series C 6% convertible preferred stock and warrants to purchase common stock. Although there currently are no outstanding shares of Series C preferred stock, we still have certain other obligations in connection with the Series C preferred stock financing as described below.

        Until all Series C Investors no longer hold Series C Warrants, without the consent of the holders of a majority of the Series C Warrants then outstanding, (i) we may not sell any variable rate securities except for certain exempt issuances and (ii) if we enter into a subsequent financing on more favorable terms than the Series C preferred stock financing, then the agreements between us and the Series C Investors may be amended to include such more favorable terms. In addition, until 7.5% or less of the Series C Warrants remain unexercised, we may not sell any dilutive securities at a price below the exercise price of the Series C Warrants, except for certain exempt issuances.

        In connection with the Series C preferred stock financing, we entered into a Registration Rights Agreement with the Series C Investors which requires us to maintain an effective registration statement with the SEC registering for resale the shares of common stock issuable upon exercise of the Series C Warrants.

Series D Preferred Stock

        In 2013, we consummated a public offering of Series D preferred stock and warrants to purchase common stock. There currently are no outstanding shares of Series D preferred stock.

Series E Preferred Stock

        In 2015, we consummated a Series E preferred stock financing through a registered direct offering, pursuant to which we issued and sold shares of Series E 6% convertible preferred stock and warrants to purchase common stock.

        The Series E preferred stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), but ranks senior to our common stock with respect to dividends and with respect to distributions upon our deemed dissolution, liquidation or winding-up. Each share of Series E preferred stock carried a 6% per annum dividend payable only in cash; however, in October 2015, the holders of the Series E preferred stock agreed to irrevocably waive ab initio and for all time all rights to receive dividends under the terms of the Series E preferred stock. Until the volume weighted average price of our common stock on NASDAQ exceeds 200% of the conversion price of the Series E preferred stock for ten consecutive trading days, the Series E preferred stock is subject to full ratchet price based anti-dilution protection (subject to the limits imposed by General Instruction I.B.6. of Form S-3).

        We agreed with the Series E investors that while such investors holds Series E preferred stock and Series E Warrants, we will not effect or enter into an agreement to effect a "Variable Rate Transaction," which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of our common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.

        We also agreed with the Series E investors that, without the consent of the holders of a majority of the Series E preferred stock and Series E Warrants then outstanding, as applicable, except under certain permitted circumstances: (i) until 30 days following the date on which less than 7.5% of the Series E preferred stock remains outstanding, we will not issue, or enter into any agreement to issue, any shares of common stock or equivalents thereof; (ii) until the time that less than 7.5% of the Series E Warrants remain outstanding, neither we nor our subsidiaries will issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the Series E Warrants; and (iii) until the time that less than 7.5% of the Series E preferred stock remains outstanding, neither we nor our subsidiaries will issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the conversion price of the Series E preferred stock unless all shares of common stock underlying the Series E preferred stock (taking into consideration the effect of the full adjustment of the anti-dilution provisions from such dilutive issuance) are permitted by General Instruction I.B.6. of Form S-3 to be issued under the registration statement.

        A holder has no right to convert any portion of its Series E preferred stock to the extent that, after giving effect to such conversion, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such conversion. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

        On February 4, 2016, we entered into a Series E 6% Convertible Preferred Stock Repurchase Agreement, or the Repurchase Agreement, with the holders of our outstanding Series E 6% Convertible Preferred Stock, or the Series E Preferred Stock. Pursuant to the terms of the Repurchase Agreement, we agreed to pay each such holder $300 per share of Series E Preferred Stock, or approximately $656,000 in the aggregate, in consideration for the right to repurchase such holder's Series E Preferred Stock at a price per share of $1,000, which was the original price per share paid by holders for their Series E Preferred Stock in February 2015. We must repurchase the Series E Preferred Stock within one business day after closing this offering. In connection with entering into the Repurchase Agreement, we were granted certain consents and waivers relating to this offering. In the event that this offering is not consummated by the date set forth in the Repurchase Agreement, the Repurchase Agreement will terminate and we will not be obligated to repurchase the Series E Preferred Stock. By entering into the Repurchase Agreement, we have averted the potentially significant dilution that would have occurred from the full ratchet of the conversion price of the Series E Preferred Stock upon closing of this offering.

Series F Preferred Stock

        Our Board has designated 8,000 shares of preferred stock as Series F convertible preferred stock, $0.001 par value. As of March 17, 2016, there were no shares of Series F preferred stock outstanding. Although there is no current intent to do so, our Board may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series F convertible preferred stock.

        The following is a summary of the material terms of our Series F preferred stock. For more information, please refer to the certificate of designation of preferences, rights and limitations of Series F convertible preferred stock filed as an exhibit to the registration statement of which this prospectus is a part.

        Liquidation.    Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series F preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of an amount equal to $0.001 per share of Series F preferred stock before any distributions shall be made on the common stock or any series of preferred stock ranked junior to the Series F preferred stock, but after distributions shall be made on any outstanding Series E preferred stock and any of our existing or future indebtedness.

        Dividends.    Holders of the Series F preferred stock will be entitled to receive dividends equal (on an "as converted to common stock" basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series F preferred stock.

        Conversion.    Each share of Series F preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing 1,000 by the conversion price of $          (subject to adjustment described below), which is 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. This right to convert is limited by the beneficial ownership limitation described below.

        Forced Conversion.    Subject to certain ownership limitations as described below and certain equity conditions being met, until such time that during any 20 of 30 consecutive trading days, the volume weighted average price of our common stock exceeds 200% of the conversion price and the daily dollar trading volume during such period exceeds $200,000 per trading day, we shall have the right to force the conversion of the Series F preferred stock into common stock.

        Beneficial Ownership Limitation.    A holder shall have no right to convert any portion of Series F preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series F preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series F preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

        Conversion Price Adjustment

        Subsequent Equity Sales.    The Series F preferred stock has full ratchet price based anti-dilution protection, subject to customary carve outs, in the event of a down-round financing at a price per share below the conversion price of the Series F preferred stock. If during any 20 of 30 consecutive trading days the volume weighted average price of our common stock exceeds 200% of the then-effective conversion price of the Series F preferred stock and the daily dollar trading volume for each trading day during such period exceeds $200,000, the anti-dilution protection in the Series F preferred stock will expire and cease to apply.

        Stock Dividends and Stock Splits.    If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

        Fundamental Transaction.    If we effect a fundamental transaction in which we are the surviving entity, then upon any subsequent conversion of Series F preferred stock, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which Series F preferred stock is convertible immediately prior to such fundamental transaction. If we effect a fundamental transaction in which we are not the surviving entity or a reverse merger in which we are the surviving entity, then the surviving entity shall purchase the outstanding Series F preferred stock by paying and issuing, in the event that such consideration given to common stockholders is non-cash consideration, as the case may be, to such holder (or canceling such holder's outstanding Series F preferred stock and converting it into the right to receive) an amount equal to the greater of (i) the cash consideration plus the non-cash consideration (in the form issuable to the holders of common stock) per share of the common stock in the fundamental transaction multiplied by the number of conversion shares underlying the shares of Series F preferred stock held by the holder on date of the consummation of the fundamental transaction or (ii) 130% of the stated value of the Series F preferred stock then outstanding on the date immediately prior to the consummation of the fundamental transaction. Such amount shall be paid in the same form and mix (be it securities, cash or property, or any combination of the foregoing) as the consideration received by the common stock in such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock.

        Voting Rights, etc.    Except as otherwise provided in the Series F preferred stock certificate of designation or required by law, the Series F preferred stock has no voting rights. However, as long as any shares of Series F preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series F preferred stock, alter or change adversely the powers, preferences or rights given to the Series F preferred stock, amend its certificate of designation, amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, increase the number of authorized shares of Series F preferred stock, or enter into any agreement with respect to any of the foregoing. The Series F preferred stock certificate of designation provides that if any party commences an action or proceeding to enforce any provisions of the certificate of designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This provision may, under certain circumstances, be inconsistent with federal securities laws and Delaware general corporation law.

        Fractional Shares.    No fractional shares of common stock will be issued upon conversion of Series F preferred stock. Rather, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price or round up to the next whole share.

        The Series F preferred stock will be issued in book-entry form under a preferred stock agent agreement between Computershare as preferred stock agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series F preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series F preferred stock on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Warrants

        Outstanding warrants to purchase our common stock are as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of
	December 31, 2015	December 31, 2014	Exercise Price		Expiration
April 2015	1,831	—	$32.51		August 2020
April 2015	100,847	—	$16.50	(1)	August 2020
February 2015	46,676	—	$16.50	(2)	August 2020
June 2014	1,690	1,690	$30.90		April 2018
December 2013	388,365	388,365	$46.80		December 2018
June 2013	32,788	32,788	$29.55	(3)	June 2019
May 2013	32,788	32,788	$29.55	(4)	May 2019
March 2013	18,334	18,334	$29.55	(5)	March 2019
October 2012	11,252	11,252	$29.55	(6)	September 2018
April 2011	8,746	8,746	$321.00		April 2016

	643,317	493,963

(1)
Prior to a warrant modification, which occurred in October 2015, these warrants had an initial exercise price of $32.51 per share.

(2)
Prior to a warrant modification, which occurred in October 2015, these warrants had an initial exercise price of $29.55 per share.

(3)
Prior to a warrant modification, which occurred in February 2015, these warrants had an initial exercise price of $53.25 per share.

(4)
Prior to a warrant modification, which occurred in February 2015, these warrants had an initial exercise price of $56.55 per share.

(5)
Prior to a warrant modification, which occurred in February 2015, these warrants had an initial exercise price of $52.35 per share.

(6)
Prior to anti-dilution adjustments, which occurred on March 20, 2013 and June 28, 2013, and a warrant modification which occurred in February 2015 these warrants had an initial exercise price of $142.50 per share.

October 2012 Warrants

        As of March 17, 2016, there are warrants to purchase 11,252 shares of common stock that were issued to the Series A investors in October 2012 in connection with the first closing of the Series A preferred stock financing.

        The warrants originally had a term of 5 1/2 years and were exercisable at an exercise price of $42.90 per share; however, pursuant to a modification entered into in February 2015, (i) the exercise price of these warrants was reduced to $29.55, (ii) the exercise of such modified warrants was prohibited for a period of six months after the date of the modification and (iii) the exercise period of such modified warrants was extended for an additional six months.

        The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but, as amended, are not subject to any price-based anti-dilution adjustments.

        If, at the time of exercise of these warrants, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

March 2013 Warrants

        As of March 17, 2016, there are warrants to purchase 18,334 shares of common stock that were issued to the Series B investor in March 2013 in connection with the closing of the Series B preferred stock financing.

        The warrants originally had a term of 5 1/2 years and were exercisable at an exercise price of $52.35 per share; however, pursuant to a modification entered into in February 2015, (i) the exercise price of these warrants was reduced to $29.55, (ii) the exercise of such modified warrants was prohibited for a period of six months after the date of the modification and (iii) the exercise period of such modified warrants was extended for an additional six months.

        The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but are not subject to any price-based anti-dilution adjustments.

        If, at the time of exercise of these warrants, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

May and June 2013 Warrants

        As of March 17, 2016, there are warrants to purchase 32,788 shares of common stock that were issued to the Series C investors in May 2013 and warrants to purchase 32,788 shares of common stock that were issued to the Series C investors in June 2013, all in connection with the closings of the Series C preferred stock financing.

        The warrants originally had a term of 5 1/2 years and were exercisable at exercise prices of $56.55 and $53.25 per share, respectively; however, pursuant to a modification entered into in February 2015, (i) the exercise price of these warrants was reduced to $29.55, (ii) the exercise of such modified warrants was prohibited for a period of six months after the date of the modification and (iii) the exercise period of such modified warrants was extended for an additional six months.

        The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but are not subject to any price-based anti-dilution adjustments.

        If, at the time of exercise of a Series C Warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

December 2013 Warrants

        As of March 17, 2016, there are warrants to purchase 388,365 shares of common stock that were issued to the Series D investors in December 2013 in connection with the closings of the Series D preferred stock financing.

        The warrants are currently exercisable at an exercise price of $46.80 per share and expire in December 2018. The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but are not subject to any price-based anti-dilution adjustments.

        If, at the time of exercise of a Series D Warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

June 2014 Warrants

        As of March 17, 2016, there are warrants to purchase 1,690 shares of common stock that were issued to the Series A investors in June 2014, in connection with certain modifications of the Series A Warrants. The warrants are currently exercisable at an exercise price of $30.90 per share and expire in April 2018.

February 2015 Warrants

        As of March 17, 2016, there are warrants to purchase 46,676 shares of common stock that were issued to the Series E investors in February 2015 in connection with the closing of the Series E preferred stock financing. These warrants originally had an exercise price of $29.55 per share; however, pursuant to a modification entered into in October 2015, the exercise price of these warrants was reduced to $16.50. These warrants have a 5 1/2 year term and have a cashless exercise provision in the event there is no effective registration statement covering the common stock issuable upon exercise of the Series E Warrants. The Series E Warrants were not exercisable for the first six months following issuance. The Series E Warrants are not subject to price based anti-dilution protection. Subject to the beneficial ownership limitation described below, if, after the one year anniversary of the Series E financing, the volume weighted average price of our common stock on The NASDAQ Capital Market exceeds 200% of the exercise price for ten consecutive trading days, then we have the right to, within one trading day thereafter, call for cancellation of up to 50% of the Series E Warrants for consideration equal to $0.001 per share of common stock underlying the Series E Warrants. We may not exercise our call rights if, among other things, there is no effective registration statement registering the shares of common stock issuable upon exercise of the Series E Warrants or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the Series E Warrants.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

April 2015 Warrants

        As of March 17, 2016, there are warrants to purchase 102,678 shares of common stock that were sold to selected accredited institutional pre-existing investors substantially concurrently with the closing of the Series E preferred stock financing. These warrants originally had an exercise price of $32.505 per share; however, pursuant to a modification entered into in October 2015, the exercise price of 100,847 of these warrants was reduced to $16.50. These warrants have a 5 1/2 year term and have a cashless exercise provision in the event there is no effective registration statement covering the common stock issuable upon exercise of the warrants. These warrants were not exercisable for the first six months following issuance. These warrants are not subject to price based anti-dilution protection. Subject to the beneficial ownership limitation described below, if, after the one year anniversary of entering into the warrant purchase agreement, the volume weighted average price of our common stock on The NASDAQ Capital Market exceeds 200% of the exercise price for ten consecutive trading days, then we have the right to, within one trading day thereafter, call for cancellation of up to 50% of the warrants for consideration equal to $0.001 per share of common stock underlying the warrants. We may not exercise our call rights if, among other things, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrants or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrants.

        We agreed with the investors in these warrants that while they hold any such warrants, we will not effect or enter into an agreement to effect a "Variable Rate Transaction," which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of our common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price. We also agreed that, except under certain permitted circumstances, until the time that less than 7.5% of the warrants remain outstanding, neither we nor our subsidiaries shall issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the warrants without the consent of the holders of a majority of these warrants then outstanding. We also agreed that the terms of the warrant financing may be amended to the reflect the most favorable terms obtained by us in any of our future equity financings unless the holders of a majority of these warrants then outstanding otherwise consent.

        A holder has no right to exercise any portion of these warrants, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

All Other Outstanding Warrants

        The number of shares of common stock issuable upon exercise of all other outstanding warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Further, except as described below, such warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis.

        The April 2011 warrants may be exercised in cash or pursuant to a net exercise provision if we undergo a fundamental transaction or if an effective registration statement does not exist for the resale of the shares of common stock issuable upon exercise of such warrants. These warrants also are subject to a blocker that would prevent each holder's common stock ownership from exceeding 19.99% of our outstanding common stock after exercise.

Stock Incentive Plan

        Our 2006 Stock Incentive Plan, as amended, or the Stock Plan, currently has a reserve of 200,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with stock option grants and other stock-based awards. Employees, directors, consultants or other service providers are eligible to receive grants or awards under our Stock Plan. As of January 31, 2016, 5,961 shares have been issued pursuant to option exercises, RSU vesting and direct stock issuances, options to purchase 108,790 shares of common stock were issued and outstanding, and 85,249 shares remained available for grant or issuance under our Stock Plan.

April 2011 Rights Agreement

        In connection with our April 2011 private placement, we entered into an Investors Rights Agreement pursuant to which each investor that beneficially owns not less than 25% of the shares of common stock issued to it in the private placement (treating the shares underlying such investor's warrants as if issued) has a right of first refusal to participate in certain of our future issuances of securities on a pro rata basis with its initial investment. Bank financings and stock issued in connection with strategic partnerships and acquisitions, underwritten public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation.

Authorized but Unissued Shares

        The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

        Removal of Directors.    Our certificate of incorporation provides that our directors may only be removed by the affirmative vote of holders of at least two-thirds of the shares entitled to vote at a meeting called for that purpose or, where such action is approved by a majority of the directors, the affirmative vote of the holders of a majority of the shares entitled to vote. Although our bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

        Special Meetings.    Our bylaws provide that special meetings of stockholders can be called by our President, our Chairman or our Board at any time.

        Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

        Delaware Anti-Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

  •
  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent, Registrar, Warrant Agent and Preferred Stock Agent

        Computershare is (i) the transfer agent and registrar for our common stock and our Series F preferred stock, and (ii) the warrant agent for the warrants.

Stock Market Listing

        Our common stock trades on The NASDAQ Capital Market under the symbol "CBMX".

        We intend to apply to list the warrants on The NASDAQ Capital Market under the symbol "CBMXW". No assurance can be given that such listing will be approved.

DESCRIPTION OF SECURITIES WE ARE OFFERING

        We are offering 8,000 units. Each unit consists of one share of our Series F preferred stock and 276.243 warrants each exercisable for one share of our common stock, which number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the initial conversion price. The units will not be certificated. The shares of Series F preferred stock and warrants part of the units are immediately separable and will be issued separately in this offering.

Common Stock

        The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled "Description of Capital Stock" beginning on page 44 of this prospectus.

Series F Preferred Stock

        The material terms of our Series F preferred stock and our other capital stock are described in the section of this prospectus entitled "Description of Capital Stock—Series F Preferred Stock" beginning on page 46 of this prospectus. For more information, please refer to the terms of the Series F Preferred Stock set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants to Purchase Common Stock

        The material terms of the warrants to be issued are summarized below. For more information, please refer to the terms of the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

        The warrants to be issued will have an initial exercise price per share equal to $          , which is 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. The number of warrants equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series F preferred stock at the conversion price, which equals 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement. Each warrant will be exercisable from its date of issuance and at any time up to the date that is five years after its original date of issuance. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires such warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

        The warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares will be issued upon the exercise of a warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

        The exercise price of the warrants is subject to adjustment (but not below the par value of our common stock) in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

        In addition, if we effect a fundamental transaction, then upon any subsequent exercise of the warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor's or acquiring corporation's common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock. Any successor to us or surviving entity shall assume the obligations under the warrants and shall, at the option of the holder, deliver to the holder in exchange for the warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the warrant immediately prior to the consummation of such fundamental transaction). In addition, as further described in the warrant, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrant.

        Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

        The provisions of the warrants may be amended as a single class if we have obtained the written consent of holders representing not less than two-thirds of the shares of our common stock then exercisable under the warrants collectively (in which case such amendments shall be binding on all holders of warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant. The warrants are governed by New York law and if either party commences an action, suit or proceeding to enforce any provisions of the warrants, other than pursuant to federal securities laws, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        The warrants will be issued in book-entry form under a warrant agent agreement between Computershare as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. We intend to apply for listing of the warrants on The NASDAQ Capital Market under the symbol "CBMXW". No assurance can be given that such listing will be approved or that a trading market will develop.

Investor Leak-Out Agreement

        Certain investors in this offering will be subject to a leak-out agreement that provides that, for so long as they hold shares of Series F preferred stock or shares of common stock issued upon conversion of Series F preferred stock, such investors and their affiliates will be restricted from selling, disposing or otherwise transferring, in the aggregate, more than their pro-rata portion of 40% of the composite trading volume of our common stock on any trading day; provided, however, that such restriction shall not apply to any sale, disposal or other transfer at a price greater than $5.00 per share (as adjusted for stock splits and the like). Such investors will not be permitted to accumulate or roll-forward to a subsequent trading day the amount to which such investor was entitled to sell on such trading day but elected not to sell. These restrictions may be amended or waived by us and the holders of two-thirds of the outstanding Series F preferred stock (and shares of common stock issued upon conversion thereof).

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and officers shall not be personally liable to us or our stockholders for damages for breach of such directors' or officers' fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

        Certain legal matters relating to the validity of our securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Costa Mesa, California and Minneapolis, Minnesota. Pryor Cashman LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

        Our consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and on the investor relations page of our website at www.combimatrix.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. You may read or obtain a copy of the registration statement from the SEC in the manner described above. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

        We incorporate by reference the following documents under SEC file number 001-33523 listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016; and

  •
  Our Current Reports on Form 8-K as filed with the SEC on January 27, 2016 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1), January 29, 2016 (other than information furnished pursuant to Item 7.01 thereof), February 5, 2016, and February 17, 2016 (other than the information furnished pursuant to Items 2.02 and 7.01 thereof).

        These documents contain important information about us, our business and our financial condition. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted to the Corporate Secretary, at CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, or by telephone at (949) 753-0624. The foregoing documents also may be accessed on the investor relations page of our website at www.combimatrix.com.

        Through and including          , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

8,000 Shares of Series F Convertible Preferred Stock
(and 2,209,944 Shares of Common Stock Underlying the Series F Convertible Preferred Stock)

2,209,944 Warrants to Purchase up to 2,209,944 Shares of Common Stock
(and 2,209,944 Shares of Common Stock Issuable Upon Exercise of Warrants)

PROSPECTUS

Ladenburg Thalmann
Sole Bookrunning Manager

Aegis Capital Corp.
Lead Manager

                        , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions payable by us relating to the sale of our securities being registered hereby. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

        Total expenses for this offering are estimated to be approximately $380,000, including:

SEC registration fees	$1,880
FINRA filing fees	3,301
NASDAQ listing fees	50,000
Printing expenses	45,000
Legal fees and expenses	134,000
Accounting fees and expenses	60,000
Transfer Agent Fees	5,000
Reimbursable expenses of the underwriters, including legal fees to underwriters' counsel and all out-of-pocket expenses	80,500

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

        Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  Any breach of their duty of loyalty to our company or our stockholders.

  •
  Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

  •
  Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

  •
  Any transaction from which the director derived an improper personal benefit.

        Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the Delaware General Corporation Law and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Series C Convertible Preferred Stock Financing

        On May 3, 2013, we entered into a securities purchase agreement (the "Series C Purchase Agreement") with certain accredited investors (the "Series C Investors"), pursuant to which we sold and issued 1,200 shares of our newly created Series C 6% convertible preferred stock (the "Series C Stock") to the Series C Investors at a purchase price of $1,000 per share in an initial closing that occurred on May 6, 2013 (the "Series C First Closing") and sold and issued 1,200 additional shares of Series C Stock to the Series C Investors on June 28, 2013 at a purchase price of $1,000 per share after stockholder approval was obtained on June 27, 2013 (the "Series C Second Closing") (combined, the "Series C Financing"). Net proceeds from the Series C Financing were $2.2 million.

        As a result of the Series C Second Closing, the conversion price for the Series C Stock was set to $42.86385 per share, or the equivalent of 55,991 shares of common stock issuable upon conversion of all Series C Stock. The Series C Stock is entitled to 6% annual dividends, which rate shall increase by 1% per year for as long as the Series C Stock is outstanding, up to a maximum rate of 10%. Accrued dividends are payable semi-annually, and also on the date of conversion of any Series C Stock, in cash or, subject to certain conditions and at our election, in shares of common stock. If the dividends are paid in shares of common stock, the number of shares of common stock comprising the dividend on each share of Series C Stock will be valued at a 20% discount to the average of the daily volume weighted average price for the five-day trading period immediately prior to the dividend payment date. Through November 26, 2013, we have paid $28,450 in dividends relating to Series C Stock by issuing 731 shares of common stock and paying $400.00 in cash to the Series C Investors.

        Also as a result of the Series C Second Closing, the exercise price of the Series A Warrants issued in the Series A First Closing automatically decreased by their terms to an adjusted exercise price of $42.90 per share, and the underlying shares exercisable as of the Series C Second Closing were automatically increased from 29,437 shares to 31,393 shares.

        In addition to the issuance of the Series C Stock, we issued warrants at the Series C First Closing to purchase 32,786 shares of our common stock with an exercise price of $56.55 per share and at the Series C Second Closing, we issued additional warrants to purchase 32,786 shares of our common stock with an exercise price of $53.25 per share (collectively, the "Series C Warrants"). The Series C Warrants have a 5 1/2 year term, are not exercisable for the first six months following issuance and include a cash-less exercise provision which is only applicable if the common stock underlying the Series C Warrants is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144.

        The Series C Investors have converted all 2,400 shares of Series C stock into 55,991 shares of common stock, excluding 491 of additional shares of common stock issued as consideration for the 6% Series C dividends accrued as of the conversion dates.

Private Placement Warrant Financing

        On February 13, 2015, we entered into a securities purchase agreement (the "Warrant Purchase Agreement") with selected accredited institutional pre-existing investors (the "Private Placement Investors"), pursuant to which we agreed to sell to the Private Placement Investors warrants to purchase 102,678 shares of Common Stock (the "Private Placement Warrants", and the transactions contemplated by the Warrant Purchase Agreement, the "Warrant Financing"). In consideration of an aggregate of $1,000, we had agreed to sell the Private Placement Warrants, which would not be issued unless and until our stockholders approved amending our Certificate of Incorporation to increase our authorized common stock to permit the issuance of the common stock issuable upon exercise of the Private Placement Warrants (the "Charter Amendment").

        The special stockholders' meeting was held on April 28, 2015, in which our stockholders approved the terms of the Series E Preferred Stock financing and the Charter Amendment. As a result, on April 28, 2015, we issued the Private Placement Warrants to the Private Placement Investors.

        Each Private Placement Warrant initially had an exercise price of $32.505 per share of common stock (subject to adjustment for stock splits and the like), which was 110% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market immediately prior to entering into the Warrant Purchase Agreement, and is exercisable at any time after the six month anniversary of entering into the Warrant Purchase Agreement and on or prior to the close of business on the five year anniversary of the initial exercise date, subject to the beneficial ownership limitation described below. The Private Placement Warrants are not subject to price based anti-dilution protection. If, at the time of exercise of a Private Placement Warrant, there is no effective registration statement registering for resale the shares of common stock issuable upon exercise of the Private Placement Warrant, the holder may exercise the Private Placement Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Private Placement Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of common stock purchasable upon such exercise. Subject to the beneficial ownership limitation described below, if, after the one year anniversary of the date of entering into the Warrant Purchase Agreement, the volume weighted average price of our common stock on NASDAQ exceeds 200% of the Private Placement Warrant exercise price for ten consecutive trading days, then we may, within one trading day thereafter, call for cancellation of up to 50% of the Private Placement Warrants for consideration equal to $0.001 per share of common stock underlying the Private Placement Warrants. We may not exercise our call rights if, among other things, there is no effective registration statement registering for resale the shares of common stock issuable upon exercise of the Private Placement Warrants. Subject to limited exceptions, a holder of Private Placement Warrants will not have the right to exercise any portion of its Private Placement Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (which may be increased, but not above 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

        For as long as the Private Placement Investors hold any Private Placement Warrants, we will not enter into an agreement to affect a "Variable Rate Transaction," with similar terms and prohibitions described above. We also agreed that, except under certain permitted circumstances until the time that less than 7.5% of the Private Placement Warrants remain outstanding, we will not issue, nor enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the Private Placement Warrants.

        All of the above-described issuances have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The following exhibits are included as part of this Form S-1. References to "the Company" in this Exhibit List mean CombiMatrix Corporation, a Delaware corporation.

Exhibit Number		Description
1.1		Form of Underwriting Agreement(**)
3.1		Amended and Restated Certificate of Incorporation(1)
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation(2)
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation(3)
3.4		Second Amended and Restated Bylaws(4)
3.5		Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock(5)
3.6		Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock(6)
3.7		Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock(7)
3.8		Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock(8)
3.9		Certificate of Designation of Preferences, Rights and Limitations of Series E 6% Convertible Preferred Stock (9)
3.10		Certificate of Amendment to Amended and Restated Certificate of Incorporation(53)
3.11		Form of Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock(**)
3.12		Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated January 29, 2016(60)
4.1		Form of Common Stock Certificate(**)
4.2		Form of Series F Preferred Stock Certificate(**)
4.3		Form of Warrant to Purchase Common Stock(**)
5.1		Legal Opinion of Dorsey & Whitney LLP(*)
10.1	†	Restated Executive Change in Control Severance Plan, as restated on December 7, 2015(10)
10.2		Amendment No. 3 to Lease dated as of January 11, 2010(11)
10.3		Amendment No. 4 to Lease effective as of October 21, 2012(12)
10.4	†	2006 Stock Incentive Plan, as amended(13)
10.5	†	Form of Stock Incentive Plan Agreement(14)
10.6	†	Employment Agreement for Mark McDonough(15)
10.7		Form of Amended and Restated Indemnification Agreement(16)
10.8		Form of Securities Purchase Agreement dated as of April 1, 2011(17)
10.9		Form of Investors Rights Agreement dated as of April 1, 2011(18)
10.10		HLM Rights Agreement dated as of April 1, 2011(19)
10.11		Form of Warrant to Purchase Common Stock issued on April 7, 2011(20)
10.12		Form of Indemnity Agreement(21)
10.13		Form of Securities Purchase Agreement dated as of September 28, 2012(22)

Exhibit Number		Description
10.14		Form of Warrant to Purchase Common Stock(23)
10.15		Form of Registration Rights Agreement dated as of September 28, 2012(24)
10.16		Form of Lock-Up Agreement dated as of September 28, 2012(25)
10.17		Form of Voting Agreement dated as of September 28, 2012(26)
10.18		Consent and Waiver executed on December 4, 2012(27)
10.19		Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013(28)
10.20		Form of Warrant to Purchase Common Stock(29)
10.21		Form of Securities Purchase Agreement dated as of March 19, 2013(30)
10.22	†	Mark McDonough Compensation Arrangement(31)
10.23		Form of Waiver Regarding HLM Rights Agreement dated April 5, 2013(32)
10.24		Form of Securities Purchase Agreement dated as of May 3, 2013(33)
10.25		Form of Warrant to Purchase Common Stock(34)
10.26		Form of Registration Rights Agreement dated as of May 3, 2013(35)
10.27		Form of Voting Agreement dated as of May 3, 2013(36)
10.28	†	Form of Stock Incentive Plan Agreement for Performance-Based Options(37)
10.29	†	2014 Executive Performance Bonus Plan, as amended(38)
10.30	†	Letter Agreement dated June 27, 2013 regarding Mark McDonough's bonus arrangement(39)
10.31		Amendment No. 5 to Lease effective as of July 16, 2013(40)
10.32		Form of Warrant to Purchase Common Stock(41)
10.33	†	Form of Restricted Stock Unit Award Agreement under the Company's 2006 Stock Incentive Plan(42)
10.34		Form of Amendment No. 2 to Common Stock Purchase Warrant dated June 4, 2014(43)
10.35		Form of Additional Common Stock Purchase Warrant issued June 4, 2014(44)
10.36		Amendment No. 6 to the Lease effective as of October 24, 2014(45)
10.37		Form of Warrant to Purchase Common Stock (Series E Financing)(46)
10.38		Form of Amendment of Outstanding Warrants(47)
10.39		Form of Securities Purchase Agreement dated as of February 13, 2015 (Series E Financing)(48)
10.40		Form of Private Placement Securities Purchase Agreement dated as of February 13, 2015 (Warrant Financing)(49)
10.41	†	2015 Executive Performance Bonus Plan(50)
10.42		Collaboration Agreement, effective May 23, 2013, between CombiMatrix and Sequenom Center for Molecular Medicine, LLC(51)
10.43		Agreement of Settlement and Release, dated April 23, 2015(52)
10.44		Form of Amendment No. 1 to February 2015 Common Stock Purchase Warrant dated October 12, 2015(54)
10.45		Form of Amendment No. 1 to April 2015 Common Stock Purchase Warrant dated October 12, 2015(55)
10.46		Form of Waiver of Cash Dividends dated October 12, 2015(56)
10.47	†	Transaction Bonus Plan(57)
10.48		Form of Series E 6% Convertible Preferred Stock Repurchase Agreement, dated February 4, 2016(58)
10.49		Form of Leak-Out Agreement(*)

Exhibit Number	Description
21.1	Subsidiaries of the Registrant(59)
23.1	Consent of Haskell & White LLP(*)
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement)(*)
24.1	Power of Attorney. Included and previously filed in signature page to original filing on December 22, 2015.

*
Filed herewith.

**
Previously filed.

†
Denotes management contract or compensatory plan or arrangement.

(1)
Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (SEC File No. 333-139679), filed with the SEC on December 26, 2006.

(2)
Incorporated by reference to Exhibit 3.1A to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 14, 2008.

(3)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

(4)
Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

(5)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(6)
Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(7)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(8)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

(9)
Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(10)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2015.

(11)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 15, 2010.

(12)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 25, 2012.

(13)
Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on February 18, 2016.

(14)
Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 333-139679), which became effective June 8, 2007.

(15)
Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(16)
Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 12, 2011.

(17)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(18)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(19)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(20)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(21)
Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(22)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(23)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(24)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(25)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(26)
Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(27)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2012.

(28)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

(29)
Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(30)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(31)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 3, 2013.

(32)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 8, 2013.

(33)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(34)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(35)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(36)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(37)
Incorporated by reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 13, 2013.

(38)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(39)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 1, 2013.

(40)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 19, 2013.

(41)
Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 9, 2013.

(42)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 24, 2014.

(43)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on June 10, 2014.

(44)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on June 10, 2014.

(45)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 28, 2014.

(46)
Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(47)
Incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(48)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(49)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(50)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 5, 2015.

(51)
Incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 17, 2015.

(52)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 28, 2015.

(53)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 29, 2015.

(54)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(55)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(56)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(57)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2015.

(58)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 5, 2016.

(59)
Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on February 18, 2016.

(60)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 29, 2016.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to:

          (1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii)  Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)   For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5)   The undersigned registrant issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (7)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          For determining any liability under the Securities Act, treat each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

          (8)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 4 on Form S-1 and authorizes this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on March 18, 2016.

COMBIMATRIX CORPORATION
Date: March 18, 2016	By:	/s/ MARK MCDONOUGH Mark McDonough President and Chief Executive Officer (Principal Executive Officer)
Date: March 18, 2016	By:	/s/ SCOTT R. BURELL Scott R. Burell Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

        In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ MARK MCDONOUGH Mark McDonough	President, Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2016
/s/ SCOTT R. BURELL Scott R. Burell	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 18, 2016
* R. Judd Jessup	Chairman of the Board	March 18, 2016
* Scott Gottlieb, M.D.	Director	March 18, 2016
* Robert E. Hoffman	Director	March 18, 2016
* Jeremy M. Jones	Director	March 18, 2016

Signature		Title	Date

* Lâle White		Director	March 18, 2016
*By:	/s/ SCOTT R. BURELL Scott R. Burell, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement(**)
3.1		Amended and Restated Certificate of Incorporation(1)
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation(2)
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation(3)
3.4		Second Amended and Restated Bylaws(4)
3.5		Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock(5)
3.6		Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock(6)
3.7		Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock(7)
3.8		Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock(8)
3.9		Certificate of Designation of Preferences, Rights and Limitations of Series E 6% Convertible Preferred Stock (9)
3.10		Certificate of Amendment to Amended and Restated Certificate of Incorporation(53)
3.11		Form of Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock(**)
3.12		Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated January 29, 2016(60)
4.1		Form of Common Stock Certificate(**)
4.2		Form of Series F Preferred Stock Certificate(**)
4.3		Form of Warrant to Purchase Common Stock(**)
5.1		Legal Opinion of Dorsey & Whitney LLP(*)
10.1	†	Restated Executive Change in Control Severance Plan, as restated on December 7, 2015(10)
10.2		Amendment No. 3 to Lease dated as of January 11, 2010(11)
10.3		Amendment No. 4 to Lease effective as of October 21, 2012(12)
10.4	†	2006 Stock Incentive Plan, as amended(13)
10.5	†	Form of Stock Incentive Plan Agreement(14)
10.6	†	Employment Agreement for Mark McDonough(15)
10.7		Form of Amended and Restated Indemnification Agreement(16)
10.8		Form of Securities Purchase Agreement dated as of April 1, 2011(17)
10.9		Form of Investors Rights Agreement dated as of April 1, 2011(18)
10.10		HLM Rights Agreement dated as of April 1, 2011(19)
10.11		Form of Warrant to Purchase Common Stock issued on April 7, 2011(20)
10.12		Form of Indemnity Agreement(21)
10.13		Form of Securities Purchase Agreement dated as of September 28, 2012(22)
10.14		Form of Warrant to Purchase Common Stock(23)
10.15		Form of Registration Rights Agreement dated as of September 28, 2012(24)

Exhibit Number		Description
10.16		Form of Lock-Up Agreement dated as of September 28, 2012(25)
10.17		Form of Voting Agreement dated as of September 28, 2012(26)
10.18		Consent and Waiver executed on December 4, 2012(27)
10.19		Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013(28)
10.20		Form of Warrant to Purchase Common Stock(29)
10.21		Form of Securities Purchase Agreement dated as of March 19, 2013(30)
10.22	†	Mark McDonough Compensation Arrangement(31)
10.23		Form of Waiver Regarding HLM Rights Agreement dated April 5, 2013(32)
10.24		Form of Securities Purchase Agreement dated as of May 3, 2013(33)
10.25		Form of Warrant to Purchase Common Stock(34)
10.26		Form of Registration Rights Agreement dated as of May 3, 2013(35)
10.27		Form of Voting Agreement dated as of May 3, 2013(36)
10.28	†	Form of Stock Incentive Plan Agreement for Performance-Based Options(37)
10.29	†	2014 Executive Performance Bonus Plan, as amended(38)
10.30	†	Letter Agreement dated June 27, 2013 regarding Mark McDonough's bonus arrangement(39)
10.31		Amendment No. 5 to Lease effective as of July 16, 2013(40)
10.32		Form of Warrant to Purchase Common Stock(41)
10.33	†	Form of Restricted Stock Unit Award Agreement under the Company's 2006 Stock Incentive Plan(42)
10.34		Form of Amendment No. 2 to Common Stock Purchase Warrant dated June 4, 2014(43)
10.35		Form of Additional Common Stock Purchase Warrant issued June 4, 2014(44)
10.36		Amendment No. 6 to the Lease effective as of October 24, 2014(45)
10.37		Form of Warrant to Purchase Common Stock (Series E Financing)(46)
10.38		Form of Amendment of Outstanding Warrants(47)
10.39		Form of Securities Purchase Agreement dated as of February 13, 2015 (Series E Financing)(48)
10.40		Form of Private Placement Securities Purchase Agreement dated as of February 13, 2015 (Warrant Financing)(49)
10.41	†	2015 Executive Performance Bonus Plan(50)
10.42		Collaboration Agreement, effective May 23, 2013, between CombiMatrix and Sequenom Center for Molecular Medicine, LLC(51)
10.43		Agreement of Settlement and Release, dated April 23, 2015(52)
10.44		Form of Amendment No. 1 to February 2015 Common Stock Purchase Warrant dated October 12, 2015(54)
10.45		Form of Amendment No. 1 to April 2015 Common Stock Purchase Warrant dated October 12, 2015(55)
10.46		Form of Waiver of Cash Dividends dated October 12, 2015(56)
10.47	†	Transaction Bonus Plan(57)
10.48		Form of Series E 6% Convertible Preferred Stock Repurchase Agreement, dated February 4, 2016(58)
10.49		Form of Leak-Out Agreement(*)
21.1		Subsidiaries of the Registrant(59)
23.1		Consent of Haskell & White LLP(*)

Exhibit Number	Description
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement)(*)
24.1	Power of Attorney. Included and previously filed in signature page to original filing on December 22, 2015.

*
Filed herewith.

**
Previously filed.

†
Denotes management contract or compensatory plan or arrangement.

(1)
Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (SEC File No. 333-139679), filed with the SEC on December 26, 2006.

(2)
Incorporated by reference to Exhibit 3.1A to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 14, 2008.

(3)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

(4)
Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

(5)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(6)
Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(7)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(8)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

(9)
Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(10)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2015.

(11)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 15, 2010.

(12)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 25, 2012.

(13)
Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on February 18, 2016.

(14)
Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 333-139679), which became effective June 8, 2007.

(15)
Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(16)
Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 12, 2011.

(17)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(18)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(19)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(20)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(21)
Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(22)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(23)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(24)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(25)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(26)
Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(27)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2012.

(28)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

(29)
Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(30)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(31)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 3, 2013.

(32)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 8, 2013.

(33)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(34)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(35)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(36)
Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(37)
Incorporated by reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 13, 2013.

(38)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(39)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 1, 2013.

(40)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 19, 2013.

(41)
Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 9, 2013.

(42)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 24, 2014.

(43)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on June 10, 2014.

(44)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on June 10, 2014.

(45)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 28, 2014.

(46)
Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(47)
Incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(48)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(49)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 13, 2015.

(50)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 5, 2015.

(51)
Incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 17, 2015.

(52)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 28, 2015.

(53)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 29, 2015.

(54)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(55)
Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(56)
Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 13, 2015.

(57)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2015.

(58)
Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 5, 2016.

(59)
Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on February 18, 2016.

(60)
Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 29, 2016.